Exhibit 99.6

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and notes thereto included elsewhere in this offering memorandum. References to “fiscal year” refer to the period from January 1 to December 31 of the indicated year. Unless otherwise noted, references to EBITDA and the combined period have the meaning set forth under “Discussion of Non-GAAP Information.”

Business Overview

Our mission is to enable physicians to provide the right treatment, at the right time, for the right patient. We strive to expand and improve patient access to high quality, integrated and advanced cancer care by working closely with physicians, manufacturers and payers to improve the safety, efficiency and effectiveness of the cancer care delivery system. To realize our mission of enhancing patient access to advanced care, we must maintain a dual emphasis on cost containment and quality improvement. Pursuit of this mission involves strategic initiatives at both the local level, where cancer care is delivered to patients, and at the national level to address the needs of commercial and governmental payers, pharmaceutical manufacturers and other industry customers. Our headquarters are located in The Woodlands, Texas. As of March 31, 2009, our network included:

•	1,227 affiliated physicians;

•	468 sites of service;

•	80 comprehensive cancer centers and 15 facilities providing radiation therapy only;

•	A research network currently managing 71 active clinical trials; and

•	A pharmaceutical distribution business currently distributing $2.2 billion annually in oncology pharmaceuticals.

We provide our services through four operating segments; medical oncology services, cancer center services, pharmaceutical services and research/other services. Each of our operating segments is described in greater detail below.

We provide practice management services to practices under comprehensive services agreements in both our medical oncology and cancer center services segments. Our management services are intended to support affiliated physicians in providing high quality, integrated and advanced cancer care. Both medical oncology and cancer center services may be provided under the same arrangement to provide comprehensive practice management services with the differentiation between these segments relating to the nature of cancer care being supported. Medical oncology services typically relate to the support of physicians who provide chemotherapy and drug administration, while cancer center services typically relate to physicians performing radiation treatments and diagnostic radiology.

Our practice management services are designed to encompass all non-clinical aspects of managing an oncology practice and assist affiliated practices develop and execute long-term strategies for their success. We believe our fee arrangements, which are typically based on a percentage of the affiliated practice’s earnings, effectively align our interests and long-term objectives with those our comprehensively managed practices.

We work with affiliated groups to improve practice performance through optimizing reimbursement, implementing Lean Six-Sigma operating processes, providing customized electronic medical records and information systems, and obtaining nationally-negotiated supply arrangements. We also assist in recruiting additional physicians into our groups, including physicians from established practices and newly qualified oncologists. In 2008, approximately 50 oncologists were recruited to join one of our affiliated groups. We believe that a substantial portion of newly qualified oncologists that enter private practice join groups that are affiliated with us. We also assist affiliated groups in strengthening their market position in an increasingly competitive environment through the development of relationship-building programs targeted to referring physicians, and through local and national branding campaigns that communicate the benefits of being a member of the our network.

We work with practices to establish budgets, determine goals, set strategic direction and assess the viability of capital projects or other initiatives to position them for long-term growth. Our network technology infrastructure provides a common platform that facilitates collaboration among physicians, including virtual tumor boards where challenging cases and treatments can be discussed among peers. In addition, this infrastructure allows for the accumulation of financial information that can be used to establish key performance metrics, benchmark practice results, identify opportunities to enhance performance and develop best operating practices. We also provide a voice in Washington, D.C. for our affiliated practices and advocate on their behalf, and on behalf of their patients, with state agencies and lawmakers.

In addition, our management services are designed to encompass all non-clinical aspects of managing an oncology practice, allowing affiliated physicians to spend more time providing care to patients. These services include accounting, billing and collection, personnel management, payroll, benefits administration, risk management and compliance.

Operating Challenges and Strategic Responses

The economics of healthcare and the aging American population mean that pressures to increase the effectiveness of care while reducing the cost of delivery will continue. We work with physicians, manufacturers and payers to address these issues. In 2008, we launched Innovent Oncology, a service specifically designed to bring physicians and payers together to provide the highest clinical quality while better managing the total cost of care through evidence-based treatment protocols and patient support services. In 2009, we will continue to expand this offering designed to address the fundamental pressures on the cancer care delivery system in America.

We expect that the demand for professional management of physician groups will continue. We recently began packaging five key services (OPS, ORS, Innovent, iKnowMed and Research) into a new targeted physician services offering. This offering is intended to complement the CSA model and address the needs of mid-size practices (five to fifteen physicians). It is available as a suite of services customized to each practice’s priorities.

We will also continue to work with our network of comprehensively affiliated practices to improve practice performance by optimizing reimbursement, implementing Lean Six Sigma operating processes, recruiting physicians, providing customized electronic medical records and information systems and obtaining nationally-negotiated supply arrangements. We will continue to assist affiliated groups strengthen their market position, in an increasingly competitive environment, through liaison programs that market affiliated practices to referring physicians and through both local and national branding campaigns that communicate the benefits of being a member of our network.

Our Strategy

Our mission is to enable physicians to provide the right treatment, at the right time, for the right patient. We strive to expand and improve patient access to high quality, integrated and advanced cancer care by working closely with physicians, manufacturers and payers to improve the safety, efficiency and effectiveness of the cancer care delivery system. We know that to realize our mission of enhancing patient access to advanced care, we must maintain a dual emphasis on cost containment and quality improvement. Pursuit of this mission involves strategic initiatives at both the local level, where cancer care is delivered to patients, and at the national level to address the needs of commercial and governmental payers, pharmaceutical manufacturers and other industry customers.

We believe declining reimbursement and increasing operating costs have resulted in a trend toward professional management of physician groups. Since our inception, we have worked with local physician groups to enable affiliated practices to offer state of the art care to cancer patients in outpatient settings, including professional medical services, chemotherapy infusion, radiation oncology services, access to clinical trials, laboratory services, diagnostic radiology, pharmacy services and patient education. In addition, we work with affiliated groups to improve practice performance through optimizing reimbursement, implementing Lean Six-Sigma operating processes, recruiting physicians, providing customized electronic medical records and information systems, and obtaining favorable pharmaceutical pricing. We also assist affiliated groups in strengthening their market position in an increasingly competitive environment through the development of relationship-building programs targeted to referring physicians, and through local and national branding campaigns that communicate the benefits of being a member of our network.

As of March 31, 2009, we were affiliated with 1,227 physicians operating in 468 locations, including 95 radiation oncology facilities, in 39 states. Our affiliated physicians in the twelve months ended March 31, 2009, cared for approximately 680,000 patients, which we believe is the largest for-profit cancer care network in the United States. We will continue to work with existing affiliated physicians, and seek to enter into new affiliations, to increase the financial strength of network practice and support their clinical initiatives.

It is that sizable physician and patient population that allows us to realize volume efficiencies for the network and a variety of additional industry customers. We provide oncologists with a broad range of innovative products and services through two economic models: a comprehensive services model, under which we provide all of our practice management products and services under a single contract with one fee typically based on the practice’s financial performance, and our targeted physician services model, under which physicians purchase a narrower suite of services based on the types of services required by the practice. We expect our services will increasingly be offered through targeted arrangements where a subset of our comprehensive services, including supplying oncology pharmaceuticals, reimbursement services, disease management, electronic medical records and research can be obtained separately on a fee for service basis. These targeted arrangements are designed to meet the needs of oncology practices that may not be well-suited for a comprehensive management arrangement but still value a narrower scope of our services.

In addition to assisting physicians in addressing the challenges in their local markets, we will continue to use the insight gained from working with these practices to assist payers and pharmaceutical manufacturers improve patient access to high quality cancer care and the effectiveness of the care delivery system

Our reimbursement expertise helps providers, payers and manufacturers realize cost efficiency and predictability in a largely unpredictable field of medicine. Innovent Oncology addresses the payer’s need to avoid the unnecessary costs of care while ensuring the highest level of clinical quality. Innovent Oncology offers a comprehensive solution to the key cost drivers in cancer care: variable treatments, debilitating side effects that lead to emergency room visits and hospitalizations between treatments, and futile treatment at the end of life.

We also work with pharmaceutical manufacturers in the development and commercialization of oncology pharmaceuticals. The US Oncology Research Network provides pharmaceutical manufacturers with a centrally managed and efficient system for the clinical development of new therapies from Phase I through IV. This research network is led by industry-leading cancer experts in all major tumor types and offers access to an unparalleled national sampling of patients. In addition, AccessMed® provides patient financial assistance and product support services to assist pharmaceutical manufacturers commercialize their products while our Healthcare Informatics business collects and analyzes data to provide significant insight into drug performance and patient outcomes for ongoing product development and evaluation.

Physician Relationship Models

Comprehensive Service Agreements

Under our comprehensive services model, we own or lease all of the real and personal property used by our affiliated practices. In addition, we generally manage the non-medical business operations of our affiliated practices and facilitate communication with our affiliated physicians. Each management agreement contemplates a policy board consisting of representatives from the affiliated physician practice and us. Each board’s responsibilities include strategic planning, decision-making and preparation of an annual budget for that practice. While both we and the affiliated practice have an equal vote in matters before the policy board, the practice physicians are solely responsible for all medical decisions, including the hiring and termination of physicians. We are responsible for all non-medical decisions, including facilities management and information systems management.

Under most of our comprehensive service agreements, or CSAs, we are compensated under the earnings model. Under the earnings model, we account for all expenses that we incur in connection with managing a practice, including rent, pharmaceutical expenses and salaries and benefits of non-physician employees of the practices, and are paid a management fee based on a percentage of the practice’s earnings before income taxes, subject to certain adjustments. During the year ended December 31, 2008, 80.9% of our revenue was derived from CSAs related to practices managed under the earnings model. During the three months ended March 31, 2009, 81.2% of our revenue was derived from CSAs. Our other CSAs are on a fixed management fee basis, as required by some states.

Targeted Physician Services

Our services are increasingly being offered through targeted arrangements where a subset of the services offered through our comprehensive management agreements are provided separately to oncologists on a fee-for-service basis. Targeted physician services represented 15.8% of our revenue during the year ended December 31, 2008, which was primarily fees for payment for pharmaceuticals and supplies used by the practice and reimbursement for certain pharmacy-related expenses. Targeted physician services represented 14.8% of our revenue during the three months ended March 31, 2009. A smaller portion of our revenue from targeted arrangements was payment for billing, collection and reimbursement support service and payment for the other services we provide. Rates for our services typically are based on the level of services desired by the practice.

Concentrations of Risk

One affiliated practice, Texas Oncology, P.A., or Texas Oncology, represented approximately 25% of our revenue for the quarter ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006. We perceive our relationship with this practice to be positive, however if the relationship were to deteriorate, or the practice were to disaffiliate, we would experience a material, adverse impact on our results of operations and financial condition.

We derive a substantial portion of our revenue and profitability from the utilization of a limited number of pharmaceuticals that are manufactured and sold by a very limited number of manufacturers. During 2008, approximately 43% of patient revenue generated by our affiliated practices resulted from pharmaceuticals sold exclusively by five manufacturers. In addition, a limited number of manufacturers are responsible for a disproportionately large amount of market-differentiated pricing we offer to practices. Our agreements with these manufacturers are typically for one to three years and certain agreements are cancelable by either party without cause with 30 days prior notice. Further, several of the agreements provide favorable pricing that is adjusted quarterly based on specified volume levels or a specified level of use of a specific drug as a percentage of overall use of drugs within a given therapeutic class. In some cases, compliance with the contract is measured on an annualized basis and pricing concessions are given in the form of rebates payable at the end of the measurement period. Unanticipated changes in usage patterns, including as a result of reimbursement changes such as those affecting ESAs and the introduction of standardized treatment regimens or clinical pathways, by our affiliated practices, that disfavor a given drug, could result in lower-than-anticipated utilization of a given pharmaceutical product, and cause us to fail to attain the performance levels required to earn rebates. A departure of a significant number of physicians from our network could also cause us to fail to reach contract targets. Failure to attain performance levels could result in our not earning rebates, including cost-reductions that may already have been reflected in our financial statements based on our prior assessment as to the likelihood of attaining such reductions. Furthermore, certain manufacturers pay rebates under agreements based on multi-product performance. Under these types of agreements, our pricing on several products could be adversely impacted based upon our failure to meet predetermined targets with respect to any single product. Any termination or adverse adjustment to these relationships could have a material adverse effect on our business, financial condition and results of operations.

Governmental programs, such as Medicare and Medicaid, are collectively the affiliated practices’ largest payers. For the years ended December 31, 2008, 2007 and 2006, the practices affiliated with us under comprehensive services agreements derived approximately 38.2%, 37.8% and 37.8%, respectively, of their net patient revenue from services provided under the Medicare program (of which 5.5%, 3.8%, and 3.0%, respectively, relates to Medicare managed care programs) and approximately 3.3%, 3.0% and 3.1%, respectively of their net patient revenue from services provided under state Medicaid programs. Under managed care programs, Medicare contracts with third-party payers to administer health plans for Medicare beneficiaries. Under such programs, physicians are reimbursed at negotiated rates (rather than the Medicare fee schedule) and the payer is a third-party, rather than the Medicare program itself. Practices affiliated under comprehensive services agreements collectively have agreements with one additional payer that represents more than 10% of net revenues. That payer represented 11% of net revenues in 2006, and less than 10% in 2007 and 2008. No other single payer accounted for more than 10% of our revenue during the years ended December 31, 2008, 2007 and 2006. Certain of our individual affiliated practices, however, have contracts with payers accounting for more than 10% of their revenue.

Reimbursement Matters

Pharmaceutical Reimbursement under Medicare

Erythropoiesis-stimulating agents, or ESAs, are widely-used drugs for the treatment of anemia, which is a condition that occurs when the level of healthy red blood cells in the body becomes too low, thus inhibiting the blood’s ability to carry oxygen. Many cancer patients suffer from anemia either as a result of their disease or as a result of the treatments they receive to treat their cancer. ESAs have historically been used by oncologists to treat anemia caused by chemotherapy, as well as anemia in cancer patients who are not currently receiving chemotherapy. ESAs are administered to increase levels of healthy red blood cells and are an alternative to blood transfusions.

In March 2007, the U.S. Food and Drug Administration, or the FDA, issued a public health advisory outlining new safety information, including revised product labeling, about ESAs which was later revised on November 8, 2007. In particular, the FDA highlighted studies that concluded that an increased risk of death may occur in cancer patients who are not receiving chemotherapy and who are treated with ESAs. The FDA advisory and subsequent actions led the Centers for Medicare and Medicaid Services, or CMS, to open a national coverage analysis, or NCA, on March 14, 2007, on the use of ESAs for conditions other than advanced kidney disease, which was the first step toward issuing a proposed national coverage determination. The national coverage determination, or NCD, was released on July 30, 2007, and was effective as of that date.

The NCD went significantly beyond limiting coverage for ESAs in patients who are not currently receiving chemotherapy as referred to above. The NCD included determinations that eliminate coverage for anemia in cancer patients not related to cancer treatment. Coverage was also eliminated for patients with certain other risk factors. In circumstances where ESA treatment is reimbursed, the NCD established conditions for Medicare coverage that (i) require that in order to commence ESA treatment, patients be significantly more anemic than was common practice prior to the NCD; (ii) impose limitations on the duration of ESA therapy and the circumstances in which it should be continued and (iii) limit dosing and dose increases in nonresponsive patients.

Subsequent to the issuance of the NCD, the Oncologic Drugs Advisory Committee of the FDA, or ODAC, met on March 13, 2008, to further consider the use of ESAs in oncology. Based upon the ODAC findings, on July 30, 2008, FDA published final new labeling for the ESA drugs Aranesp and Procrit. Unlike the NCD from CMS, which governs reimbursement, rather than prescribing, for Medicare beneficiaries only, the FDA-approved labeling indicates the conditions under which FDA believes that use of a product is safe and effective. The revised labeling was effective as of August 14, 2008, and primarily changed the labeled use of ESAs in the following areas:

•	ESAs are “not indicated” for patients receiving chemotherapy when the anticipated outcome is cure.

•	ESA therapy should not be initiated when hemoglobin levels are ≥ 10 grams per deciliter, or g/dL

•	References in the labeling to an upper limit of 12 g/dL have been removed.

The FDA did not adopt an ODAC recommendation to limit ESA in head/neck and breast cancers, or any other tumor type. FDA’s action on this point significantly reduced the impact of a possible decrease in utilization.

The FDA also mandated that a Risk Evaluation and Mitigation Strategy, or REMS, with respect to ESAs be adopted. A REMS proposal by manufacturers was submitted to the FDA in late August 2008. The REMS may require additional patient consent/education requirements, medication guides and physician registration procedures. The length of time required for the FDA to approve a REMS and for the manufacturers to implement the new program is uncertain and the specifications of the REMS presently remain under FDA review. Once implemented, the REMS will outline additional, if any, procedural steps that will be required for qualified physicians to order and prescribe ESAs for their patients.

Operating income attributable to ESAs administered by our network of affiliated physicians was $32.1 million in 2008 compared to $58.0 million in 2007 and $5.6 million during the three months ended March 31, 2009. This operating income includes results from our Medical Oncology Services segment which relate primarily to the administration of ESAs by practices receiving comprehensive management services and also from our Pharmaceutical Services segment which includes purchases by physicians affiliated under the OPS model, as well as distribution and group purchasing fees received from manufacturers. As the NCD was effective July 30, 2007, the impact of reduced ESA utilization was not fully reflected in the results for the last half of 2007. In addition, during 2008 there was a net increase in ESA pricing, the impacts of which are not fully reflected in the 2008 financial results since the increases took place during the year.

It is not possible to estimate the impact of the REMS on our financial results as it relates to prescribing patterns, until the REMS is in effect (expected to be sometime in 2009). We believe a possible impact of the REMS could be further reductions in ESA utilization. The significant decline in ESA usage has had a significant adverse affect on our results of operations, and, particularly, its Medical Oncology Services and Pharmaceutical Services segments. We cannot assure you that a further decline will not occur. Decreased financial performance of affiliated practices as a result of declining ESA usage could also have an effect on their relationship with us and lead to increased pressure to amend the terms of their management services agreements. In addition, reduced utilization of ESAs may adversely impact our ability to continue to receive favorable pricing from ESA manufacturers. Decreased financial performance may also adversely impact our ability to obtain acceptable credit terms from pharmaceutical manufacturers, including manufacturers of products other than ESAs.

We expect continued payer scrutiny of the side effects of supportive care products and other drugs that represent significant costs to payers. Such scrutiny by payers or additional scientific data could lead to future restrictions on usage or reimbursement for other pharmaceuticals as a result of payer or FDA action or reductions in usage as a result of the independent determination of oncologists practicing in our network. Any such reduction could have an adverse effect on our business. In our evidence-based medicine initiative, affiliated physicians continually review emerging scientific information to develop clinical pathways for use in oncology and remain engaged with payers in determining optimal usage for all pharmaceuticals.

Also, Medicare reimburses providers for oncology pharmaceuticals administered in physicians’ offices, including those in our network, at the manufacturer’s average sales price, or ASP, for the drugs plus 6%. Medicare’s payment amount for drugs, combined with the importance of pharmaceuticals to our business and concentration of our purchases with a limited number of manufacturers, represents a significant risk for us. Nearly all of our pharmaceutical pricing advantage relative to other suppliers is derived from a small number of drugs. Implementation of ASP-based reimbursement has reduced the amount of differential pricing that is available to us from pharmaceutical manufacturers, which is one of our key competitive strengths.

Medicare Demonstration Project

Until 2007, the decline in oncology pharmaceutical reimbursement was partially offset by payments for certain data relating to symptom management for cancer patients, under the Medicare Demonstration Project. For 2005, the Medicare Demonstration Project was projected by CMS to add an aggregate of $260 million in Medicare payments to oncologists across the United States. The project continued for 2006; however it included substantial revisions to gather more specific information relevant to the quality of care for cancer patients. Reporting for 2006 was not specific to chemotherapy, but instead was focused on physician evaluation and management. The reduced reimbursement under the Medicare Demonstration Project negatively impacted pre-tax income in 2006 by approximately $6.8 million as compared to 2005. The Oncology Medicare Demonstration Project expired as of December 31, 2006, and the reduced reimbursement negatively impacted 2007 pre-tax income by an estimated $2.6 million.

Reimbursement for Physician Services

Medicare reimbursement for physician services is based on a fee schedule, which establishes payment for a given service, in relation to actual resources used in providing the service, through the application of relative value units. The resources used are converted into a dollar amount of reimbursement through a conversion factor, which is updated annually by CMS, based on a formula, or by Congress enacting legislation that overrides the formula.

On November 1, 2007, CMS issued a physician fee schedule update for 2008 to be set under the statutory formula which was to be effective as of January 1, 2008. Under the CMS release, the 2008 conversion factor would have been 10.1% lower than the 2007 rates. However, as a result of the Medicare, Medicaid, and SCHIP Extension Act of 2007, effective for claims with dates of service from January 1, 2008 through June 30, 2008, the update to the conversion factor was an increase of 0.5% over the 2007 rates; and as a result of the Medicare Improvements for Patients and Providers Act of 2008 passed by Congress on July 15, 2008, the conversion factor for claims with dates of service from July 1, 2008 through December 31, 2008, remained at the threshold of 0.5% over 2007 rates that were in effect.

Under the statutory formula, the conversion factor for 2010 is estimated to decrease by about 21.5% unless Congress again enacts superseding legislation. Congress and the Administration are considering possible actions to prevent that decrease.

On October 30, 2008, CMS issued a final rule for the Medicare Physician Fee Schedule for calendar year 2009. The final rule establishes Medicare payment rates and policy changes that went into effect for services furnished by physicians and non-physician practitioners as of January 1, 2009. The Medicare Physician Fee Schedule released in October includes a 5% decrease in the conversion factor from the 2008 rates, reflecting the discontinuation of a budget neutrality adjustor that had been applied to a portion of the fee schedule calculation for the past two years, but increased the relative values of certain services. This change negatively impacted highly technical services and increased reimbursement for services with greater physician work components such as Evaluation and Management services. The final rule is estimated to result in a decrease in pre-tax income of $1.8 million in 2009 based on 2008 utilization patterns.

On November 1, 2006, CMS released its Final Rule of the Five-Year Review of Work Relative Value Units, or RVU or Work RVU, under the Physician Fee Schedule and Proposed Changes to the Practice Expense, or PE, Methodology, or the Final Rule. The Work RVU changes were implemented in full beginning January 1, 2007, while the PE Methodology changes are being phased in over a four-year period (2007 to 2010). Significant Final Rule changes included (i) increases to evaluation and management reimbursement, (ii) adoption of a “bottom-up” payment methodology for calculating direct practice costs, (iii) modifications to the methodology used to calculate indirect practice costs, and (iv) elimination of the “non-physician work pool” (which is currently used to calculate practice expense RVUs for services without physician involvement, such as certain radiation oncology services), with reimbursement using the standard methodology.

For 2008 and 2007, the Final Rule resulted in an increase in pre-tax income of $2.9 million and $2.3 million, respectively, over the comparable prior year periods for Medicare non-drug reimbursement. When fully implemented in 2010, we would expect a 4.1% increase in Medicare reimbursement for all non-drug services, compared to 2006, composed of a 13% increase in radiation oncology reimbursement and a 0.1% decrease in non-drug medical oncology reimbursement. Some managed care contracts linked to Medicare reimbursement would also increase ratably. During the three months ended March 31, 2009, the Final Rule changes in PE values resulted in an increase in pretax income of $1.0 million over the comparable prior year periods for Medicare non-drug reimbursement excluding the 2009 conversion factor change.

The Final Rule for the Medicare Physician Fee Schedule, or MPFS, for 2009 included a 2% incentive bonus for participation in both electronic prescribing , or e-prescribing, and Physician Quality Reporting Initiative, or PQRI. The combined 4% bonus could increase pre-tax income by a maximum of $3 million in 2009; however, participation in the PQRI program by affiliated physicians has been minimal since initiated in 2007 and had nominal impact on 2008 pre-tax income.

Imaging Reimbursement

The Deficit Reduction Act, or DRA, passed in February, 2006, contained a provision affecting imaging reimbursement. The technical component of the physician fee schedule for physician-office imaging services was capped at the Hospital Outpatient Prospective Payment System, or HOPPS, rates. As a result, effective January 1, 2007, Medicare reimbursement was limited to no more than the HOPPS rates. The impact on our affiliated practices primarily relates to reduced reimbursement for Positron Emission Tomography, or PET, Positron Emission Tomography/Computerized Tomography, or PET/CT, and Computerized Tomography, or CT services. During the year ended December 31, 2007, the reduced reimbursement for these imaging services reduced pre-tax income by approximately $9.6 million compared to the year ended December 31, 2006. During 2008, the HOPPS rates increased, compared to 2007, resulting in an increase in pre-tax income in imaging reimbursement of approximately $1.7 million over 2007.

On April 6, 2009, CMS issued a final national coverage determination, or NCD, to expand coverage for initial testing with PET as a cancer diagnostic tool for Medicare beneficiaries who are diagnosed with and treated for most solid tumor cancers. This NCD also extends coverage to patients to allow PET usage beyond initial diagnosis to include subsequent treatment strategies and is expected to expand usage of PET scans, including at our affiliated practices, beginning in the second quarter of 2009.

The President’s proposed budget for FY 2010 includes a proposed change to the Medicare law that would require prior authorization by a radiology benefit manager for advanced imaging services, such as CT and PET.

General Reimbursement Matters

Other reimbursement matters that could impact our future results include the risk factors described above, as well as:

•	the extent to which non-governmental payers change their reimbursement rates or implement other initiatives, such as pay for performance, or change benefit structures;

•	changes in practice performance or behavior, including the extent to which physicians continue to administer drugs to Medicare patients, or changes in our contracts with physicians;

•	changes in our cost structure or the cost structure of affiliated practices, including any change in the prices our affiliated practices pay for drugs;

•	changes in our business, including new cancer centers, PET system installations or otherwise expanding operations of affiliated physician groups;

•	changes in patient responsibility to pay for cancer treatment as a result of employer benefit plan design, rising unemployment or other related factors; and

•	any other changes in reimbursement or practice activity that are unrelated to the prescription drug legislation.

Summary of Medicare and Other Reimbursement Changes

Many factors impact the reimbursement for treatment provided by our affiliated practices, including new rules and rate changes which are enacted frequently. The legislative changes which had the most impact on reimbursement in 2008 include the PE Methodology changes for physician services and the HOPPS rate limitation for imaging reimbursement, which together increased pre-tax income by $4.6 million in 2008.

Also, as experienced during the past two years (with ESAs), new information often emerges regarding the possible effects of drugs brought about changes from the FDA, CMS, physicians and patients in determining the most appropriate and effective use of those drugs. Pre-tax income attributable to ESAs administered by our network of affiliated physicians decreased by approximately $26 million in 2008 (Medicare and all other patients).

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates, including those related to accounts receivable, intangible assets, goodwill, income taxes, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates under different assumptions or conditions. In addition, as circumstances change, we may revise the basis of our estimates accordingly.

We believe the following accounting policies represent management’s most significant, complex or subjective judgments and are most critical to reporting our financial condition and results of operations.

Our critical accounting policies and estimates include:

•	Revenue from affiliated practices

•	Valuation of accounts receivable

•	Impairment of long-lived assets

•	Volume-based pharmaceutical rebates

•	Accounting for income taxes

Revenue from Affiliated Practices

A majority of our revenues, 81.1% for the year ended December 31, 2008, are derived through CSAs with affiliated practices. Under these agreements, our management fee is calculated as a portion of the earnings of affiliated practices, net of any amounts retained by the practices for payment of compensation to the practices’ physicians and certain other direct costs, or in limited circumstances, a fixed fee.

Therefore, although we are not directly involved in providing healthcare services to cancer patients, under our CSAs, our results are highly correlated to the results of our affiliated practices which provide such care. Our affiliated practices recognize revenue based on gross billings, net of allowances for contractual adjustments and uncollectible accounts. Contractual adjustments are necessary to reduce gross billings to amounts that will be paid by individual payers under terms of individual arrangements with affiliated practices. These payers include Medicare, Medicaid, managed care, other health plans and patients. Payments from these payers are subject to regulatory change, in the case of Medicare and Medicaid, or periodic renegotiation and the financial health of the payer, in the case of managed care, other health plans and patients. Additionally, charges to third party payers are often subject to review, and possibly audit, by the payer, which may result in a reduction of fees recognized for billed services. While we believe affiliated practices under the CSA model appropriately record contractual allowances and provisions for doubtful accounts in the determination of revenue, the process includes an inherent level of subjectivity. Typically, adjustments to revenue for these matters, and ultimately our management fees, have not been material and are recorded in the period such adjustments become known.

Our revenue is net of amounts retained by practices for payment of compensation to affiliated physicians. Many of our affiliated practices under comprehensive services agreements participate in a bonus program that is intended to create a mutually-aligned incentive to appropriately utilize resources and deploy capital by providing a reduction in, or rebate of, management fees payable to us. Practices participate in this program only when specified earnings and returns on invested capital targets are met. These payments are generally based upon annual practice results and are computed in accordance with our service agreement with the practice. Additionally, effective July 1, 2006, to promote continued support of initiatives in the pharmaceutical services segment, we initiated a program to reduce management fees paid by affiliated practices under comprehensive services agreements based upon compliance with distribution efficiency guidelines established by us and the profitability of the segment.

Physician practices that enter into CSA arrangements receive pharmaceutical products as well as a broad range of practice management services. These products and services represent multiple deliverables provided under a single contract for a single fee. We have analyzed the components of the contract attributable to the provision of products and the provision of services and attributed fair value to each component. For revenue recognition purposes, product revenue and service revenue have each been accounted for separately.

Product revenue consists of sales of pharmaceuticals to affiliated practices under CSA arrangements or under the OPS model. Under each of these arrangements, we agree to furnish the affiliated practices with pharmaceuticals and supplies. Because we act as principal, product revenue is recognized as (i) the cost of the pharmaceutical (which is reimbursed to us pursuant to all of our contractual arrangements with physician practices) plus (ii) an additional amount. Under the OPS model, this additional amount is the actual amount charged to practices because all of the services provided under this model are directly related to and not separable from the delivery of pharmaceutical products. CSA arrangements do not provide for a separate fee for supplying pharmaceuticals other than reimbursement of the cost of pharmaceuticals. Accordingly, the additional amount included in product revenue reflects our estimate of the portion of our service fee that represents fair value relative to product sales and is based upon the terms upon which we offer pharmaceuticals under our OPS model. Service revenue consists of our revenue, other than product revenue, under our service agreements with affiliated practices and for our services provided to customers other than affiliated physicians.

Valuation of Accounts Receivable

Reimbursement relating to healthcare accounts receivable, particularly governmental receivables, is complex and changes frequently, and could, in the future, adversely impact our ability to collect accounts receivable and the accuracy of our estimates.

To the extent we are legally permitted to do so, we purchase accounts receivable generated by treating patients from our CSA practices. We purchase these receivables at their estimated net realizable value, which in management’s judgment is the amount that we expect to collect, taking into account contractual agreements that reduce gross fees billed and allowances for accounts that may otherwise be uncollectible. If we determine that accounts are uncollectible after purchasing them from a practice, our contracts require the practice to reimburse us for the additional uncollectible amount. Such reimbursement however, reduces the practice’s earnings for the applicable period. Because our management fees are partly based upon practice earnings, this adjustment would also reduce our future service fees. Typically, the impact of the adjustment on our fees has not been significant.

We maintain decentralized billing systems, which vary by individual practice. We continue to upgrade and modify those systems. We take this into account as we evaluate the realizability of receivables and record appropriate reserves, based upon the risks of collection inherent in such a structure. In the event subsequent collections are higher or lower than our estimates, results of operations in subsequent periods could be either positively or negatively impacted as a result of prior estimates. This risk is particularly relevant for periods in which there is a significant shift in reimbursement from large payers, such as recent changes in Medicare reimbursement.

Unlike our practices affiliated through comprehensive agreements, we do not maintain billing and collection systems for practices affiliated under the OPS model and our collection of receivables from OPS customers is subject to their willingness and ability to pay for products and services delivered by us. Typically, payment is due from OPS customers within 30 days from the date products and services are delivered. Where appropriate, we seek to obtain personal guarantees from affiliated physicians to support the collectibility of receivables. We maintain an allowance for uncollectible accounts based upon both an estimate for specifically-identified doubtful accounts and an estimate based on an evaluation of the aging of receivable balances.

Impairment of Long-Lived Assets

As of March 31, 2009 and December 31, 2008, our consolidated balance sheet includes goodwill in the amount of $377.3 million, of which $28.9 million, $191.4 million and $157.0 million was associated with the Medical Oncology Services, Cancer Center Services and Pharmaceutical Services segments, respectively.

In accordance with SFAS 142 “Goodwill and Other Intangible Assets”, or SFAS 142, we test goodwill for impairment on an annual basis or more frequently if events or circumstances arise that indicate the recorded value may not be recoverable. In accordance with SFAS 142, goodwill is tested for impairment through a two-step approach. Under the first step, the carrying value of an operating segment is compared to its estimated fair market value. If the fair value is less than the carrying value, goodwill is considered impaired and the impairment is measured through a second step that uses a hypothetical purchase price allocation to estimate the current fair market value of goodwill. An impairment charge is then recorded to reduce the carrying value of goodwill to its implied fair value.

This assessment of goodwill is performed at the operating segment level. We consider our operating segments to which goodwill has been allocated, Medical Oncology Services, Cancer Center Services and Pharmaceutical Services, to be the reporting units subject to impairment review. Our goodwill impairment analysis requires an estimate of fair value for each of our reporting units. We are privately-held and, therefore, our estimation of fair value includes obtaining assistance from a third party valuation firm in performing our evaluation. The valuation is based upon widely-accepted valuation techniques, including the use of peer market multiples (on a trailing and forward basis) and discounted cash flow analysis, in the absence of market capitalization data. The use of peer market multiples is based on an index of peers for which market information is available and that, collectively, exhibit characteristics similar to the reporting unit. The peer index includes outpatient healthcare providers, radiation therapy providers, physician practice management companies and pharmaceutical distributors. The discounted cash flow analysis is based on internal projections of future operating performance and capital requirements to support the projected levels of operating performance. The results of the trailing peer multiple analysis, forward peer multiple analysis and discounted cash flow analysis are equally weighted to arrive at a range of potential values for each reporting unit being tested for impairment. The midpoint of that range is then compared to the carrying value of the reporting unit to assess whether or not the carrying value of goodwill has been impaired.

At December 31, 2008, we estimated that the fair values of our Medical Oncology Services, Cancer Center Services and Pharmaceutical Services segments exceeded their carrying values by approximately $290.0 million, $44.0 million and $125.0 million, respectively. A future decline in the operating performance or increase in the capital requirements of the Cancer Center Services segment could result in an impairment of goodwill related to this segment. Factors that could contribute to a decline in operating performance would include, but are not limited to, a reduction in reimbursement for radiation therapy and diagnostic services by third party payers (including governmental and commercial payers), an increase in operating costs such as compensation or utilities, or a reduction in our management fees under comprehensive management agreements. Additionally, increasing capital requirements as a result of escalating equipment or financing costs or investments in new technology could negatively impact the segment’s estimated fair value such that an impairment of its goodwill may be deemed to have occurred. In evaluating the fair value of the Cancer Center Services segment, we assumed revenue increases at a compound annual growth rate of 9.6% between the years ending December 31, 2009 and December 31, 2012. The projected revenue increases are consistent with the compound annual rate of 9.8% by which revenue increased between the years ended December 31, 2004 and December 31, 2008, the historical period of equal duration to the projection period. In the discounted cash flow analysis, we assumed a discount rate of 9.5% and a terminal growth rate of 3.5%. Peer market multiples applied to EBITDA to estimate fair value ranged from 7.5x to 8.0x in the trailing multiple analysis and from 7.0x to 7.5x in the forward multiple analysis. We may need to perform an impairment test of goodwill before October 1, 2009 (the next annual assessment date) related to the Cancer Center Services segment if the discount rate were to increase above 10.0%, if market multiples decline by 0.5x or in the event of other negative changes to assumptions used in our fair value calculations, particularly changes that reduce future projections of financial performance. Such future adverse changes in actual or anticipated operating results, economic factors and/or market multiples used to estimate our fair value, could result in future non-cash impairment charges. Because measuring an impairment charge requires the identification and valuation of intangible assets that have either increased in value or have been created since the goodwill was initially recognized, it is not possible to estimate the impact of the impairment charge that would be recorded if the estimated fair value of the Cancer Center Services segment were to decline below its carrying value. We do not believe that it is reasonably possible that a change in the key assumptions related to the calculation of fair value for the Medical Oncology Services or Pharmaceutical Services segments would result in the need to perform an impairment test prior to our next annual assessment on October 1, 2009.

During the three months ended March 31, 2009, we implemented certain cost reduction efforts and increased our emphasis on capital management, including working capital and investments in new projects. On April 6, 2009, CMS issued a final NCD to expand coverage for initial testing with PET as a cancer diagnostic tool for Medicare beneficiaries who are diagnosed with and treated for most solid tumor cancers. This NCD also extends coverage to patients to allow PET usage beyond initial diagnosis to include subsequent treatment strategies and is expected to expand usage of PET scans, and favorably impact the results of the Cancer Center Services segment, beginning in the second quarter of 2009.

As a result of the foregoing, an impairment charge of $380.0 million was recorded during the year ended December 31, 2008 related to goodwill in the Medical Oncology Services segment. The impairment charge reflected the declining actual and projected profitability in that segment due to reductions in pharmaceutical reimbursement and continued uncertainty associated with utilization of ESAs. When an impairment of goodwill is identified, an impairment charge is necessary to adjust the carrying value to its implied fair value, based upon a hypothetical purchase price allocation assuming the reporting unit was acquired for its estimated fair value. Determining the implied fair value of goodwill also requires the identification and valuation of intangible assets that have either increased in value or have been created since the goodwill was initially recognized. In connection with assessing this impairment charge, we identified previously unrecognized intangible assets, as well as increases to the fair value of the recognized management service agreement intangible assets, which amounted to approximately $160 million in the aggregate. Value assigned to these intangible assets reduced the amount attributable to goodwill in the hypothetical purchase price allocation and, consequently, increased the impairment charge necessary to state goodwill at its implied fair value by a like amount. In accordance with GAAP, these increases in the fair value of other intangible assets have not been recorded in our consolidated balance sheet.

The carrying values of our fixed assets and service agreement intangibles are also tested for impairment when events or changes in circumstances indicate their recorded value may not be recoverable. In addition, on an annual basis, the carrying value of these assets is compared to our cash flow associated with the affiliated practice that is utilizing the fixed assets or that is party to the management services agreement. In the event this comparison indicates that the period necessary to recover the assets’ carrying value is approximately equal to (or greater than) the remaining useful life of the related assets, we conducted further analysis to assess whether an impairment charge may be required. No impairment was required to be recorded as of December 31, 2008.

Volume-based Pharmaceutical Rebates

Several of our agreements with pharmaceutical manufacturers provide for discounts in the form of volume-based rebates, which are payable at the end of a stipulated measurement period. Certain agreements also provide rebates based upon market share data. At December 31, 2008 and 2007, we had recorded a rebate receivable of $32.9 million and $105.2 million, respectively. Effective October 1, 2008, an agreement with one manufacturer that previously provided pricing adjustments through rebates was converted, for the most part, to provide those adjustments as discounts to the invoiced cost of pharmaceuticals. As a result of this change, the discounts are now a reduction of the amount payable to the manufacturer rather than a rebate receivable at December 31, 2008. Rebates earned from manufacturers are subject to review and final determination based upon the manufacturer’s analysis of usage data and contractual terms. Certain manufacturers pay rebates under multi-product agreements. Under these types of agreements, our rebates on several products could be impacted based upon our failure to meet predetermined targets with respect to any single product. Additionally, contractual measurement periods may not necessarily coincide with our fiscal periods.

We accrue rebates, and record a reduction to cost of products, based upon our internally monitored usage data and our expectations of usage during the measurement period for which rebates are accrued. Rebate estimates accrued prior to invoicing manufacturers (which generally occurs 10-30 days after the end of the measurement period) are revised to reflect actual usage data for the measurement period being invoiced. For certain agreements, we record market share rebates at the time we invoice the manufacturer, as information necessary to reliably assess whether such amounts will be earned is not available until that time. Our billings are subject to review, and possible adjustment, by the manufacturer. Adjustments to estimates of rebates earned, based on manufacturers’ review of such billings, have not been material to our financial position or results of operations.

Accounting for Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” or SFAS No. 109, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. As part of the process of preparing our consolidated financial statements, we estimate our income taxes based on our current tax provision together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. We also recognize as deferred tax assets the future tax benefits from net operating loss carryforwards. We evaluate the realizability of deferred tax assets by assessing the future reversals of existing temporary differences, and the impact of tax planning strategies that could be implemented to avoid the potential loss of future tax benefits. Changes in tax codes, statutory tax rates or future taxable income levels could materially impact our valuation of tax accruals and assets and could cause our provision for income taxes to vary from estimated amounts and from period to period. At December 31, 2008, we had deferred tax liabilities in excess of deferred tax assets of approximately $30.8 million.

Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, or FIN 48, “Accounting for Uncertainty in Income Taxes.” In connection with the adoption of FIN 48, we recognized increases to our tax reserves for uncertain tax positions and interest and penalties.

Recent Accounting Pronouncements

From time to time, the FASB, the SEC and other regulatory bodies seek to change accounting rules, including rules applicable to our business and financial statements. We cannot provide assurance that future changes in accounting rules would not require us to make restatements.

Discussion of Non-GAAP Information

In this offering memorandum, we use the term “EBITDA” which represents net income before interest, taxes, depreciation, amortization (including amortization of stock-based compensation) and other income (expense). EBITDA is not calculated in accordance with generally accepted accounting principles in the United States; rather it is derived from relevant items in our GAAP-based financial statements. A reconciliation of EBITDA to the consolidated statement of operations and comprehensive income and the consolidated statement of cash flows is included in this offering memorandum.

We believe EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in our network. Our existing senior secured revolving credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. Management believes that EBITDA is useful to investors, since it provides investors with additional information that is not directly available in a GAAP presentation.

As a non-GAAP measure, EBITDA should not be viewed as an alternative to our income from operations, as an indicator of operating performance, or our cash flow from operations as a measure of liquidity. For example, EBITDA does not reflect:

•	our significant interest expense, or the cash requirements necessary to service interest and principal payments on our indebtedness;

•	cash requirements for the replacement of capital assets being depreciated and amortized, which typically must be replaced in the future, even though depreciation and amortization are non-cash charges;

•	changes in, or cash equivalents available for, our working capital needs;

•	our cash expenditures, or future requirements, for other capital expenditure or contractual commitments; and

•	the fact that other companies may calculate EBITDA differently than we do, which may limit its usefulness as a comparative measure.

Despite these limitations, management believes that EBITDA provides investors and analysts with a useful measure of liquidity and financial condition unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Management compensates for these limitations by relying primarily on our GAAP results and using EBITDA as supplemental information for comparative purposes and for analyzing compliance with our loan covenants.

In all events, EBITDA is not intended to be a substitute for GAAP measures. Investors are advised to review such non-GAAP measures in conjunction with GAAP information provided by us.

Results of Operations

The following table sets forth our consolidated statement of operations and the percentages of revenue represented by certain items reflected herein for the years ended December 31, 2008, 2007 and 2006 and the three months ended March 31, 2009 and 2008 (in thousands).

	Year Ended December 31,						Three Months Ended March 31,
	2008		2007		2006		2009		2008
Product revenues	$2,224,704	67.3%	$1,970,106	65.7%	$1,822,141	64.8%	$563,080	66.8%	$543,261	67.0%
Service revenues	1,079,473	32.7	1,030,672	34.3	989,242	35.2	279,481	33.2	267,346	33.0

Total revenues	3,304,177	100.0	3,000,778	100.0	2,811,383	100.0	842,561	100.0	810,607	100.0

Cost of products	2,163,943	65.5	1,925,547	64.2	1,753,638	62.4	551,585	65.5	532,027	65.6
Cost of services:
Operating compensation and benefits	523,939	15.9	479,177	16.0	458,006	16.3	137,640	16.3	130,188	16.1
Other operating costs	321,947	9.7	293,677	9.8	274,665	9.8	80,696	9.6	76,796	9.5
Depreciation and amortization	72,790	2.2	73,159	2.3	69,351	2.4	17,565	2.1	18,601	2.3

Total cost of services	918,676	27.8	846,013	28.1	802,022	28.5	235,901	28.0	225,585	27.9
Total cost of products and services	3,082,619	93.3	2,771,560	92.3	2,555,660	90.9	787,486	93.5	757,612	93.5
General and administrative expense	76,883	2.3	84,326	2.8	76,948	2.7	18,131	2.2	19,988	2.5
Impairment and restructuring charges	384,929	11.6	15,126	0.5	—	—	1,409	0.2	381,306	47.0
Depreciation and amortization	30,017	0.9	16,172	0.5	13,983	0.5	7,533	0.8	7,153	0.9

Total costs and expenses	3,574,448	108.1	2,887,184	96.1	2,646,591	94.1	814,559	96.7	1,166,059	143.9

Income (loss) from operations	(270,271)	(8.1)	113,594	3.9	164,792	5.9	28,002	3.3	(355,452)	(43.9)
Other income (expense):
Interest expense, net	(92,757)	(2.8)	(95,342)	(3.2)	(92,870)	(3.3)	(22,622)	(2.7)	(24,200)	(3.0)
Other income (expense), net	2,213	0.1	—	—	—	—	—	—	1,371	0.2
Income (loss) before income taxes	(360,815)	(10.8)	18,252	0.7	71,922	2.6	5,380	0.6	(378,281)	(46.7)
Income tax benefit (provision)	(6,351)	(0.2)	(7,447)	(0.2)	(27,509)	(1.0)	(3,604)	(0.4)	922	0.1

Net income (loss)	$(367,166)	(11.0)%	$10,805	0.5%	$44,413	1.6%	$1,776	0.2%	$(377,359)	(46.6)%
Less: Net income attributable to noncontrolling interests	(3,324)	(0.1)	(3,619)	(0.1)	(2,388)	(0.1)	(759)	(0.1)	(715)	(0.1)

Net income (loss) attributable to the Company	$(370,490)	(11.1)%	$7,186	0.4%	$42,025	1.5%	$1,017	0.1%	$(378,074)	(46.7)%

We derive revenue primarily in four areas:

•

GPO, data and other pharmaceutical service fees. We receive fees from pharmaceutical companies for acting as a distributor, as a GPO for our affiliated practices, and for providing informational and other services to pharmaceutical companies. GPO fees are typically based upon the volume of drugs purchased by the practices. Fees for other services include amounts paid for data we collect, compile and analyze, as well as fees for other services we provide to pharmaceutical companies, including reimbursement support.

•

Clinical research fees. We receive fees for clinical research services from pharmaceutical and biotechnology companies. These fees are separately negotiated for each study and typically include a management fee, per patient accrual fees and fees for achieving various study milestones.

•

Oncology pharmaceutical services fees. Under our OPS agreements, we bill practices for services rendered. These revenues include payment for all of the pharmaceutical agents used by the practice for which we pay the pharmaceutical manufacturers and a service fee for the pharmacy-related services we provide.

•

Comprehensive service fee revenues. Under our CSAs, we recognize revenues equal to the reimbursement we receive for all expenses we incur in connection with managing a practice plus an additional management fee that is generally based upon a percentage of the practice’s earnings before income taxes, subject to certain adjustments.

A portion of our revenue under our CSAs and our OPS arrangements with affiliated practices is derived from sales of pharmaceutical products and is reported as product revenues. Our remaining revenues are reported as service revenues. Physician practices that enter into CSAs with us receive a broad range of services and receive pharmaceutical products. These products and services represent multiple deliverables rendered under a single contract, with a single fee. We have analyzed the component of the contract attributable to the provision of products (pharmaceuticals) and the component of the contract attributable to the provision of services and attributed fair value to each component.

We retain all amounts we collect in respect of practice receivables that we collect on behalf of affiliated practices under CSAs. On a monthly basis, we calculate what portion of their revenues those affiliated practices are entitled to retain by subtracting accrued practice expenses and our accrued fees from accrued revenues. We pay practices this remainder in cash, which they use primarily for physician compensation. The amounts retained by physician groups are excluded from our revenue, because they are not part of our fees. By paying on a cash basis for accrued amounts, we assist in financing their working capital.

Three Months Ended March 31, 2009 and March 31, 2008

As of March 31, 2009 and 2008, respectively, we have affiliated with the following number of physicians (including those under OPS agreements), by specialty:

	March 31,
	2009	2008
Medical oncologists/hematologists	987	1,039
Radiation oncologists	158	154
Other oncologists	82	54

Total physicians	1,227	1,247

The following tables set forth changes in the number of physicians affiliated with us under both comprehensive and OPS agreements:

Comprehensive Service Agreements(1)	Three Months Ended March 31,
	2009	2008
Affiliated physicians, beginning of period	979	903
Physician practice affiliations	30	54
Recruited physicians	10	5
Retiring/Other	(25)	(11)
Net conversions to/(from) OPS agreements	(4)	—

Affiliated physicians, end of period	990	951

Oncology Pharmaceutical Services Agreements(2)	Three Months Ended March 31,
	2009	2008
Affiliated physicians, beginning of period	232	296
Physician practice affiliations	20	12
Physician practice separations	(19)	(5)
Retiring/Other	—	(7)
Net conversions to/(from) CSAs	4	—
Affiliated physicians, end of period	237	296

Total affiliated physicians, end of period	1,227	1,247

(1)	Operations related to CSAs are included in the Medical Oncology and Cancer Center services segments.
(2)	Operations related to OPS agreements are included in the Pharmaceutical Services segment.

The following table sets forth the number of radiation oncology facilities and PET systems managed by us:

	Three Months Ended March 31,
	2009	2008
Cancer Centers, beginning of period	80	77
Cancer Centers opened	1	2
Cancer Centers closed	(1)	—
Cancer Centers, end of period	80	79
Radiation oncology-only facilities, end of period	15	12
Total Radiation Oncology Facilities(1)	95	91
Linear Accelerators	120	117
PET Systems(2)	38	34
CT Scanners(3)	63	64

(1)	Includes 92 and 82 sites utilizing IMRT and/or IGRT technology at March 31, 2009 and 2008, respectively.
(2)	Includes 27 and 22 PET/CT systems at March 31, 2009 and 2008, respectively.
(3)	Excludes PET/CT systems which are classified as PET systems above.

The following table sets forth key operating statistics as a measure of the volume of services provided by our practices affiliated under CSAs:

	Three Months Ended March 31,
	2009	2008
Average Per Operating Day Statistics:
Medical oncology visits	11,274	10,572
Radiation treatments	2,678	2,731
Targeted treatments (included in radiation treatments)(1)	730	653
PET scans	219	193
CT scans	818	761

(1)	Includes IMRT, IGRT, brachytherapy and stereotactic radiosurgery treatments.

Revenue

The following tables reflect our revenue by segment for the three months ended March 31, 2009 and 2008 (in thousands):

	Three Months Ended March 31,		Change
	2009	2008
Medical oncology services	$581,930	$552,755	5.3%
Cancer center services	92,317	90,091	2.5
Pharmaceutical services	577,603	610,622	(5.4)
Research and other services	19,223	13,062	47.2
Eliminations(1)	(428,512)	(455,923)	6.0

Total revenue	$842,561	$810,607	3.9%

As a percentage of total revenue:
Medical oncology services	69.1%	68.2%
Cancer center services	11.0	11.1
Pharmaceutical services	68.6	75.3
Research and other services	2.3	1.6
Eliminations(1)	(51.0)	(56.2)

Total revenue	100.0%	100.0%

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (Pharmaceutical Services segment) to our affiliated practices (Medical Oncology segment).

Medical Oncology Services. For the three months ended March 31, 2009, Medical Oncology Services revenue increased $29.2 million, or 5.3 percent, from the three months ended March 31, 2008. The revenue increase reflects higher Medical Oncology visits, due to both physician additions and increased daily productivity partially offset by one less operating day and lower utilization of supportive care drugs by affiliated physicians.

Cancer Center Services. Cancer Center Services revenue for the three months ended March 31, 2009 was $92.3 million, an increase of $2.2 million, or 2.5 percent. Despite one less operating day, revenue increased due to higher radiation treatment and diagnostic scan volumes reflecting additional radiation oncologists affiliated under CSAs. We continue to experience a shift toward advanced targeted radiation therapies such as IMRT, IGRT, mammosite and brachytherapy.

Pharmaceutical Services. Pharmaceutical Services revenue during the three months ended March 31, 2009 was $577.6 million, a decrease of $33.0 million, or 5.4 percent, from the three months ended March 31, 2008. The revenue decrease is primarily due to lower utilization of ESAs by physicians affiliated under both comprehensive and OPS agreements as well as working capital management programs implemented during the quarter that encouraged affiliated practices to minimize on-hand inventory and resulted in a reduction in purchases from our distribution center.

Research and Other. During the three months ended March 31, 2009, revenue from research and other services was $19.2 million, an increase of $6.2 million from the three months ended March 31, 2008. The increase as compared to the three months ended March 31, 2008, reflects our strategy to expand the existing research network, launch a contract research organization, and create aligned incentives with participating physicians that encourage long-term value creation.

Operating Costs

Operating costs, including depreciation and amortization related to our operating assets, and are presented in the tables below (in thousands):

	Three Months Ended March 31,		Change
	2009	2008
Cost of products	$551,585	$532,027	3.7%
Cost of services:
Operating compensation and benefits	137,640	130,188	5.7
Other operating costs	80,696	76,796	5.1
Depreciation and amortization	17,565	18,601	(5.6)

Total cost of services	235,901	225,585	4.6

Total cost of products and services	$787,486	$757,612	3.9

As a percentage of revenue:
Cost of products	65.5%	65.6%
Cost of services:
Operating compensation and benefits	16.3	16.1
Other operating costs	9.6	9.5
Depreciation and amortization	2.1	2.3

Total cost of services	28.0	27.9

Total cost of products and services	93.5%	93.5%

Cost of Products. Cost of products consists primarily of oncology pharmaceuticals and supplies used by affiliated practices in our Medical Oncology Services segment and sold to practices affiliated under the OPS model in our Pharmaceutical Services segment. Product costs increased 3.7% over the three month period ended March 31, 2008, which is consistent with the revenue growth associated with pharmaceutical use from the corresponding period. As a percentage of revenue, cost of products was 65.5% and 65.6% in the three months ended March 31, 2009 and 2008, respectively.

Cost of Services. Cost of services includes compensation and benefits related to our operations, including non-physician employees of our affiliated practices. Cost of services also includes other operating costs such as rent, utilities, repairs and maintenance, insurance and other direct operating costs. As a percentage of revenue, cost of services was 28.0% and 27.9% in the three months ended March 31, 2009 and 2008, respectively.

Corporate Costs and Net Income

Corporate costs include general and administrative expenses, depreciation and amortization related to corporate assets and interest expense. Corporate costs are presented in the table below.

	Three Months Ended March 31,		Change
(in thousands)	2009	2008
General and administrative expense	$18,131	$19,988	(9.3)%
Impairment and restructuring charges	1,409	381,306	nm	(1)
Depreciation and amortization	7,533	7,153	5.3
Interest expense, net	22,622	24,200	(6.5)
Other (income) expense, net	—	(1,371)	nm	(1)

As a percentage of revenue

General and administrative expense	2.2%	2.5%
Impairment and restructuring charges	0.2	47.0
Depreciation and amortization	0.8	0.9
Interest expense, net	2.7	3.0
Other (income) expense, net	—	(0.2)

(1)	Not meaningful

General and Administrative. General and administrative expense was $18.1 million for the three months ended March 31, 2009 and $20.0 million for the same period in 2008. General and administrative expense during the three months ended March 31, 2009 was $1.9 million lower than the comparable prior year period due to the continued management of controllable costs, primarily in areas such as personnel expenses, professional fees and travel. General and administrative expense represented 2.2% and 2.5% of revenue, respectively, for the three months ended March 31, 2009 and 2008.

Impairment and Restructuring Charges

Impairment and restructuring charges recognized during the three months ended March 31, 2009 and 2008 consisted of the following amounts (in thousands):

	Three Months Ended March 31,
	2009	2008
Goodwill	$—	$380,000
Severance costs	1,242	1,306
Service agreements, net	150	—
Other, net	17	—

Total	$1,409	$381,306

During the three months ended March 31, 2009, we recorded $1.2 million of severance charges related to certain corporate personnel in connection with efforts to further reduce costs. These charges will be paid through the second quarter of 2010. In addition, an unamortized service agreement intangible was impaired for $0.2 million related to a practice that converted from a comprehensive services model to a targeted physician services relationship.

During the three months ended March 31, 2008, we recorded an impairment of goodwill related to the Medical Oncology segment of $380.0 million. Also during the period, charges of $1.3 million were recognized primarily related to employee severance for which payment was made in the second quarter of 2008.

Depreciation and Amortization. Depreciation and amortization expense increased $0.4 million for the three months ended March 31, 2009 over the three months ended March 31, 2008, which reflects incremental amortization of comprehensive service agreement intangibles for newly affiliated practices and investments made in our corporate infrastructure.

Interest. Interest expense, net, decreased to $22.6 million during the three months ended March 31, 2009 from $24.2 million in the comparable period of the prior year due to lower market interest rates on our variable rate senior secured credit facility as well as a reduction of indebtedness due to a $29.4 million repayment as a result of the excess cash flow sweep provision of that facility paid in April, 2008.

Income Taxes. Our effective tax rate was a tax provision of 78.0% and a tax benefit 0.2% for the three months ended March 31, 2009 and 2008, respectively. The increase in the effective tax rate is attributable to the impairment of goodwill in the Medical Oncology Services segment during the three months ended March 31, 2008. Of the $380.0 million impairment charge, $376.0 million was not deductible for tax purposes, so there was no corresponding tax benefit associated with a significant portion of the goodwill impairment.

Net Income (Loss) Attributable to the Company. Net income for the three months ended March 31, 2009 was $1.0 million, compared to net loss of $378.1 million for the three months ended March 31, 2008.

Net Income Attributable to Noncontrolling Interests. Net income attributable to noncontrolling interests was $0.8 million and $0.7 million for the three months ended March 31, 2009 and 2008, respectively.

Years Ended December 31, 2008, 2007 and 2006

As of December 31, 2008, 2007 and 2006, we have affiliated with the following number of physicians (including those under OPS arrangements), by specialty:

	As of December 31,
	2008	2007	2006
Medical oncologists/hematologists	989	1,001	874
Radiation oncologists	160	146	146
Other oncologists	62	52	47

Total physicians	1,211	1,199	1,067

The following tables set forth changes in the number of affiliated physicians under both comprehensive and OPS agreements:

	As of December 31,
Comprehensive Service Agreements(1)	2008	2007	2006
Affiliated physicians, beginning of period	903	879	856
Physician affiliations	67	21	27
Recruited physicians	52	58	61
Physician separations	—	—	(35)
Retiring/Other	(56)	(40)	(40)
Net conversions to/(from) OPS agreements	13	(15)	10

Affiliated physicians, end of period	979	903	879

	As of December 31,
Oncology Pharmaceutical Services Agreements(2)	2008	2007	2006
Affiliated physicians, beginning of period	296	188	138
Physician affiliations	45	111	85
Physician separations	(67)	(13)	(18)
Retiring/Other	(29)	(5)	(7)
Net conversions to/(from) CSAs	(13)	15	(10)

Affiliated physicians, end of period	232	296	188

Affiliated physicians, end of period	1,211	1,199	1,067

(1)	Operations related to CSAs are included in the medical oncology and cancer center services segments.
(2)	Operations related to OPS agreements are included in the pharmaceutical services segment.

The following table sets forth the number of radiation oncology facilities and PET systems managed by us:

	December 31,
	2008	2007	2006
Cancer Centers, beginning of period	77	80	83
Cancer Centers opened(1)	4	2	2
Cancer Centers closed(2)	(1)	(4)	(5)
Cancer Center recategorized(3)	—	(1)	—

Cancer Centers, end of period	80	77	80
Radiation oncology-only facilities, end of period	14	11	11

Total Radiation Oncology Facilities(4)	94	88	91

Linear Accelerators	119	114	116

PET Systems(5)	37	34	33

(1)	Cancer centers opened during 2008 in the Tampa, FL area (two locations), San Antonio, TX and Amarillo, TX.
(2)	In 2008, one cancer center closed. In 2007, three cancer centers closed and one cancer center was purchased by an affiliated practice that converted to an OPS agreement (one integrated cancer center and one radiation only facility). In 2006, four cancer centers closed when purchased by a separating practice and one cancer center became part of a non-consolidating joint venture.
(3)	In 2007, a cancer center was recategorized as a radiation-only facility.
(4)	Includes 88, 77 and 73 sites utilizing IMRT and/or IGRT technology at December 31, 2008, 2007 and 2006, respectively.
(5)	Includes 26, 21 and 12 PET/CT systems at December 31, 2008, 2007 and 2006, respectively.

The following table sets forth the key operating statistics as a measure of the volume of services provided by our practices affiliated under comprehensive service arrangements (per operating day, except research patient enrollments):

	Year Ended December 31,
	2008	2007	2006
Average Per Operating Day Statistics:
Medical oncology visits	10,816	10,028	9,793
Radiation treatments	2,732	2,719	2,698
IMRT treatments (included in radiation treatments)	659	596	489
PET scans	207	180	163
CT scans	792	743	669
New patients enrolled in research studies	3,447	3,050	2,723

The following discussion compares our results of operations for the years ended December 31, 2008, 2007 and 2006.

Revenue

Revenue by segment is presented in the following table (in thousands):

	Year Ended December 31,		Change		Year Ended December 31, 2006	Change
	2008	2007
Medical oncology services	$2,251,374	$2,088,186	7.8%		$2,080,434	0.4%
Cancer center services	367,062	349,900	4.9		323,917	8.0
Pharmaceutical services	2,486,685	2,282,761	8.9		1,995,664	14.4
Research and other services	58,991	51,189	15.2		53,220	(3.8)
Eliminations(1)	(1,859,935)	(1,771,258)	nm	(2)	(1,641,852)	nm (2)

Total revenue	$3,304,177	$3,000,778	10.1		$2,811,383	6.7

As a percentage of revenue:
Medical oncology services	68.1%	69.6%			74.0%
Cancer center services	11.1	11.6			11.5
Pharmaceutical services	75.3	76.1			71.0
Research and other services	1.8	1.7			1.9
Eliminations(1)	(56.3)	(59.0)			(58.4)

Total revenue	100.0%	100.0%			100.0%

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our affiliated practices (medical oncology segment). The distribution center began operations, on a limited basis, in September 2005.
(2)	Not meaningful.

One of our key initiatives has been to reduce our financial exposure, and that of our affiliated practices, to changes in pharmaceutical economics through expansion of service offerings. For the periods discussed, revenue generated from medical oncology services has decreased from 74.0% of consolidated revenue in 2006 to 68.1% of revenue in 2008, while revenue contributed from cancer center services remained consistent and pharmaceutical services increased as a percentage of revenue.

Medical Oncology Services Revenue

Medical oncology services revenue increased $163.2 million, or 7.8 percent, to $2,251.4 million for the year ended December 31, 2008 from $2,088.2 million for the year ended December 31, 2007. The revenue increase reflects higher average daily visits from the growth in our network of affiliated medical oncologists. Partially offsetting the revenue growth were reduced utilization of ESAs and the impact of contractual amendments in 2007.

Medical oncology services revenue increased $7.8 million, or 0.4 percent, to $2,088.2 million for the year ended December 31, 2007 from $2,080.4 million for the year ended December 31, 2006. The revenue increase reflects an increase in the average number of daily visits due to the growth in affiliated medical oncologists during 2007. Partially offsetting the revenue growth were reduced utilization of supportive care drugs, reductions to management fees paid by affiliated practices to encourage the efficient use of capital and pharmaceutical management practices (as discussed below), financial support provided to two affiliated practices experiencing operational challenges, and the elimination of payments by Medicare to oncologists for providing certain patient care information, or the Medicare Demonstration Project, effective January 1, 2007.

Under CSAs, our management fees are comprised of reimbursement for expenses we incur in connection with managing a practice, plus a fee that is typically a percentage of the affiliated practice’s earnings before income taxes. Our agreements also provide for performance-based reductions in our percentage-based fee that are intended to encourage disciplined use of capital. Certain management agreements have been amended in 2007 and 2008, to provide a platform for long-term financial improvement of the practices’ results, to encourage practice growth and efficiency, and to streamline several complex service agreements.

Additionally, in connection with our launch of our pharmaceutical distribution business, effective July 1, 2006, to promote continued support of initiatives in this area, we initiated a program to reduce management fees paid by practices affiliated under CSAs based upon compliance with distribution efficiency guidelines established by us and the profitability of the pharmaceutical services segment. Management fees were reduced by $23.9 million, $24.6 million and $8.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The financial results and other data relating to affiliated practices included in our discussion of Medical Oncology Services results reflects only physicians affiliated under comprehensive services agreements.

Cancer Center Services Revenue

In 2008, cancer center services revenue increased $17.2 million, or 4.9 percent, to $367.1 million for the year ended December 31, 2008 from $349.9 million for the year ended December 31, 2007. The revenue increase reflects higher volumes, an increase in physicians affiliated under CSAs, and continued migration toward advanced targeted radiation therapies. Partially offsetting the revenue growth were reduced management fees due to contractual amendments in 2007 and 2008.

In 2007, cancer center services revenue increased $26.0 million, or 8.0 percent, to $349.9 million for the year ended December 31, 2007 from $323.9 million for the year ended December 31, 2006. These increases reflect a 4.5 percent increase in radiation treatments and diagnostic radiology procedures over the same period in the prior year. Revenue increased at a rate greater than treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as IGRT and brachytherapy administered by network physicians, which are reimbursed at higher rates than conventional radiation therapy. The expansion of advanced targeted radiation therapies continues the growth in these services that was experienced in 2006.

Pharmaceutical Services Revenue

Pharmaceutical services revenue was $2,486.7 million for the year ended December 31, 2008 from $2,282.8 million for the year ended December 31, 2007, an increase of $203.9 million, or 8.9 percent. The revenue increase is primarily due to the higher number of physicians affiliated through comprehensive service and OPS agreements during the year as well as increased revenue from our oral oncology specialty pharmacy. The impact from the addition of physicians was partially offset by lower utilization of ESAs.

Pharmaceutical services revenue was $2,282.8 million for the year ended December 31, 2007 from $1,995.7 million for the year ended December 31, 2006, an increase of $287.1 million, or 14.4 percent. The revenue increase is primarily due to the net addition of 132 physicians affiliated through comprehensive service and OPS agreements since the close of the fourth quarter of 2006. Excluding the impact of distribution sales, pharmaceutical services revenue increased $157.7 million over the prior year due to increased revenue from physicians affiliated under OPS agreements as well as revenue from the specialty pharmacy which was launched at the end of 2006.

Research and Other Services Revenue

Research and other services revenue consists primarily of revenue related to our cancer research program. Our cancer research program is designed to give community-based oncologists that are affiliated with us access to a broad range of the latest clinical trials. We view the research program as part of the comprehensive range of services we offer to physicians to enhance the quality of care they offer to their patients, rather than as a profit- making venture in its own right. To this end, amounts generated in excess of operating costs, including our corporate overhead and centralized costs, are returned to the participating physicians and affiliated practices. As such, revenue increases and decreases will not typically impact our results of operations.

For the year ended December 31, 2008, research and other service revenue was $59.0 million compared to $51.2 million for the year ended December 31, 2007. Enrollment of new patients in 2008 increased 13 percent from 2007.

For the year ended December 31, 2007, research and other service revenue was $51.2 million compared to $53.2 million for the year ended December 31, 2006. The decrease is primarily due to deferred revenue recognized in 2006 upon completion of a contract amendment. Enrollment of new patients in 2007 increased 12 percent from 2006.

Operating Costs

Operating costs include cost of products and services, as well as depreciation and amortization related to our operating assets, and are presented in the table below (in thousands):

	Year Ended December 31,		Change	Year Ended December 31, 2006	Change
	2008	2007
Cost of products	$2,163,943	$1,925,547	12.4%	$1,753,638	9.8%
Cost of services:
Operating compensation and benefits	523,939	479,177	9.3	458,006	4.6
Other operating costs	321,947	293,677	9.6	274,665	6.9
Depreciation and amortization	72,790	73,159	(0.5)	69,351	5.5

Total cost of services	918,676	846,013	8.6	802,022	5.5

Total cost of products and services	$3,082,619	$2,771,560	11.2	$2,555,660	8.4

As a percentage of revenue:
Cost of products	65.5%	64.2%		62.4%
Cost of services:
Operating compensation and benefits	15.9	16.0		16.3
Other operating costs	9.7	9.8		9.8
Depreciation and amortization	2.2	2.3		2.4

Total cost of services	27.8	28.1		28.5

Total cost of products and services	93.3%	92.3%		90.9%

Cost of Products. Cost of products consists primarily of oncology pharmaceuticals, and to a lesser extent supplies, used in our medical oncology and pharmaceutical services segments. Cost of products increased 12.4% in 2008 and 9.8% in 2007 which corresponds with product revenue increases of 12.9% and 8.1%, respectively, for corresponding periods.

As a percentage of revenue, cost of products was 65.5% in 2008, 64.2 % in 2007, and 62.4% in 2006. The increase of 9.8% in 2007 over 2006 was mainly due to product revenue increasing as a percentage of total revenue which reflects net growth in the number of physicians affiliated under our OPS model. In addition, drug costs have increased as a percentage of product revenue due to higher drug costs in 2008 and reduced ESA utilization in both 2008 and 2007 as supportive care drugs had higher margins, on average, than other drugs used by oncologists. We recognize product revenue from both comprehensive and OPS agreements based upon the terms on which we offer pharmaceutical services under the OPS model.

Cost of Services. Cost of services includes operating compensation and benefits of our operating-level employees and the employees, other than physicians, of practices affiliated under comprehensive services agreements. Cost of services also includes other operating costs such as rent, utilities, repairs and maintenance, insurance and other direct operating costs. As a percentage of revenue, cost of services was 27.8% in 2008, 28.1% in 2007, and 28.5% in 2006, reflecting the economies of scale being obtained by our operating segments.

Corporate Costs and Net Income (Loss)

Recurring corporate costs include general and administrative expenses, depreciation and amortization related to corporate assets and interest expense. Corporate costs also include certain items that are not attributable to routine operations (in thousands).

	Year Ended December 31,				Year Ended December 31,
	2008	2007	Change		2006	Change
General and administrative expense	$76,883	$84,326	(8.8)%		$76,948	9.6%
Impairment and restructuring charges	384,929	15,126	nm	(1)	—	—
Depreciation and amortization	30,017	16,172	85.6		13,983	15.7
Interest expense, net	92,757	95,342	(2.7)		92,870	2.7
Other (income) expense	(2,213)	—	nm	(1)	—	nm	(1)

As a percentage of revenue:
General and administrative expense	2.3%	2.8%			2.7%
Impairment and restructuring charges	11.6	0.5			—
Depreciation and amortization	0.9	0.5			0.5
Interest expense, net	2.8	3.2			3.3
Other (income) expense	(0.1)	—			—

(1)	Not meaningful

General and Administrative. General and administrative expense was $76.9 million in 2008, $84.3 million in 2007, and $76.9 million in 2006. The decrease in 2008 from 2007 is due to the management of controllable costs, particularly in areas such as personnel expenses, meeting expenses, and professional fees. The increase in 2007 over the prior year is due to higher personnel costs, which reflect annual merit increases and personnel investments made to support our expanded regional infrastructure, as well as higher marketing costs to support our branding campaign and consulting expenses associated with an upgrade to our information system. Included in general and administrative expense for 2008, 2007 and 2006, is non-cash compensation expense of $2.1 million, $0.8 million, and $2.1 million, respectively, associated with restricted stock and stock option awards issued under our equity incentive plans.

Impairment and restructuring charges. During the years ended December 31, 2008 and 2007, we recorded impairment and restructuring charges of $384.9 million and $15.1 million, respectively. No impairment and restructuring charges were recorded during the year ended December 31, 2006.

The components of the charges are as follows (in thousands):

	Year Ended December 31,
	2008	2007
Goodwill	$380,000	$—
Severance costs	3,891	—
Services agreement, net	—	9,339
Property and equipment, net	—	4,974
Future lease obligations	950	792
Other	88	21

Total	$384,929	$15,126

During 2008, we recorded restructuring charges of $4.8 million related to employee severance and lease termination fees. Also during 2008, we recognized a $380.0 million impairment charge to goodwill in our Medical Oncology Services segment. In connection with the preparation of the financial statements for the three months ended March 31, 2008, and as a result of the decline in the financial performance of the medical oncology services segment, we assessed the recoverability of goodwill related to that segment. During the year ended December 31, 2007, the financial performance of the medical oncology segment was negatively impacted by reduced coverage for ESAs as a result of revised product labeling issued by the FDA and coverage restrictions imposed by CMS. Goodwill was tested for impairment during both the three months ended September 30, 2007 and December 31, 2007 and no impairment was identified. During the three months ended March 31, 2008, additional price increases from manufacturers of ESAs and additional safety concerns related to the use of ESAs continued to reduce their utilization by our affiliated physicians and adversely impacted both current and projected operating results for our Medical Oncology Services segment. On March 13, 2008, the Oncology Drug Advisory Committee, or ODAC met to consider safety concerns related to the use of these drugs in oncology and recommended further restrictions. These factors, along with a lower market valuation at March 31, 2008 resulting from unstable credit markets, led us to recognize a non-cash goodwill impairment charge in the amount of $380.0 million related to our medical oncology services segment during the three months ended March 31, 2008. The charge is a non-cash item that does not impact the financial covenants of our existing senior secured credit facility.

When an impairment is identified, as was the case for the three months ended March 31, 2008, an impairment charge is necessary to state the carrying value of goodwill at its implied fair value, based upon a hypothetical purchase price allocation assuming the segment was acquired for its estimated fair value. The fair value of the medical oncology services segment was estimated with the assistance of an independent appraisal that considered the segment’s recent and expected financial performance as well as a market analysis of transactions involving comparable entities for which public information is available. Determining the implied fair value of goodwill also requires the identification and valuation of intangible assets that have either increased in value or have been created through our initiatives and investments since the goodwill was initially recognized. In connection with assessing the impairment charge, we identified previously unrecognized intangible assets, as well as increases to the fair value of the recognized management service agreement intangible assets, which amounted to approximately $160.0 million in the aggregate. Value assigned to these intangible assets reduced the amount attributable to goodwill in a hypothetical purchase price allocation and, consequently, increased the impairment charge necessary to state goodwill at its implied fair value by a like amount. In accordance with U.S. GAAP, these increases in the fair value of intangible assets have not been recorded in our consolidated balance sheet.

During the three months ended March 31, 2007, we recognized impairment and restructuring charges amounting to $7.4 million. In the majority of our markets, we believe our strategies of practice consolidation, expansion of services and process improvement continue to be effective. In a minority of our geographic markets, however, specific local factors have prevented effective implementation of our strategies, and practice performance has declined. Specifically, in two markets in which we have affiliated practices, these market-specific conditions resulted in recognizing impairment and restructuring charges.

In the first of these two markets (during the three months ended September 30, 2006), state regulators reversed a prior determination and ruled that, under the state’s certificate of need law, the affiliated practice was required to cease providing radiation therapy services to patients at a newly constructed cancer center. We appealed this determination, however, during the three months ended March 31, 2007, efforts had not advanced sufficiently, and, therefore, the resumption of radiation services or other means to recover the investment were not considered likely. Consequently, an impairment charge of $1.6 million was recorded during the three months ended March 31, 2007. During the three months ended March 31, 2008, we received a ruling in our appeal, which mandated a rehearing by the state agency. The state agency conducted a rehearing and issued a new ruling upholding the practice’s right to provide radiation services. That decision was appealed, and the appellants also sought a stay of the state’s decision. The request for a stay was denied in July 2008, while the appeal is still pending. As a result, the practice resumed diagnostic services in September 2008 and radiation services in February 2009.

In the second market, financial performance deteriorated as a result of an excessive cost structure relative to practice revenue. During the three months ended March 31, 2007, we recorded impairment and restructuring charges of $5.8 million because, based on anticipated operating results, it did not expect that practice performance would be sufficient to recover the value of certain assets and the intangible asset associated with the management service agreement. Along with the affiliated practice, we have restructured the market to establish a base for future growth and to otherwise improve financial performance.

During the year ended December 31, 2007, we agreed to terminate CSAs with two practices previously affiliated with us and to instead contract with them under our OPS model. We recognized impairment and restructuring charges of $7.7 million related to these practices, which relate primarily to a $5.0 million write-off of our service agreement intangible assets, where the comprehensive service agreement was terminated in connection with the conversions. Also included in the impairment charge is $2.5 million related to assets operated by the practices, which represents the excess of our carrying value over the acquisition price paid by the practices.

Depreciation and Amortization. Depreciation and amortization expense of $30.0 million during the twelve months ended December 31, 2008, increased $13.8 million compared to $16.2 million for the twelve months ended December 31, 2007. The increase reflects amortization of affiliation consideration for newly affiliated practices and the amortization of our capital cost incurred to upgrade our company-wide financial system that occurred in 2007.

Interest expense, net. Interest expense, net, decreased to $92.8 million during the twelve months ended December 31, 2008 from $95.3 million during the twelve months ended December 31, 2007. The decrease in 2008 from prior year is due to decreasing LIBOR rates as well as the repayment of $29.4 million of indebtedness under our secured credit facility during the three months ended June 30, 2008, as required under the “excess cash flow sweep” provision of that facility. The increase in 2007 over the previous year reflects the $100.0 million borrowing under the term loan facility in July 2006, which was partially offset by decreasing interest rates at the end of 2007 related to our variable rate debt instruments that are based on margin paid over LIBOR.

Income taxes. Our effective tax rate was a provision of 1.7% on the 2008 net loss and provisions of 50.9% and 39.6% for net income in 2007 and 2006, respectively. The 2008 provision is attributable to the impairment of goodwill in the Medical Oncology Services segment, the majority of which is not deductible for tax purposes. Of the $380.0 million impairment charge $4.0 million is deductible through annual amortization for tax purposes. Consequently, there is no tax benefit associated with a significant portion of the goodwill impairment. As a result of the goodwill impairment, the 2008 effective tax rate is not indicative of future effective income tax rates. Excluding the impact of the goodwill impairment, the effective tax rate was 49.4% for the year ended December 31, 2008.

The increase in the effective tax rate in 2007 compared with 2006 is due primarily to the Texas margin tax (which became effective January 1, 2007). Under the Texas margin tax, a company’s tax obligation is computed based on its receipts less, in the case of us, the cost of pharmaceuticals. As such, significant costs incurred that would be deducted under an income tax of an entity may not be considered in assessing an obligation for margin tax. The difference between our effective and statutory tax rates is attributable primarily to the Texas margin tax (in 2007), and to non-deductible entertainment and public policy costs.

We are a subsidiary of the Holdings’ consolidated group for income tax reporting purposes. However, for financial reporting purposes, our tax provision has been computed on the basis that it filed a separate federal income tax return together with its subsidiaries. Our taxable income computed under the separate return method is greater than the taxable income of the Holdings’ consolidated group because we do not include the incremental expenses of the parent company which principally relate to interest on the indebtedness of Holdings. Under the terms of our indebtedness, we are precluded from making tax payments to our parent, or directly to the Internal Revenue Service, in excess of the consolidated group’s income tax liability, and Holdings has contributed to us tax benefits associated with the incremental expenses of Holdings based on tax returns filed for the period from August 21, 2004 through December 31, 2007. As such, and in accordance with generally accepted accounting principles, the amount by which our tax liability as stated under the separate return method exceeds the amount of tax liability ultimately settled with, or on behalf of, our parent company is considered a capital contribution from our parent to us. During the year ended December 31, 2008, we recognized a capital contribution in the amount of $22.5 million based on tax returns filed for the period from August 20, 2004 through December 31, 2007.

Net Income (Loss) Attributable to the Company. Net loss for 2008 was $370.5 million compared to net income of $7.2 million and $42.0 million for 2007 and 2006, respectively. Income from operations in 2008, includes $384.9 million in impairment and restructuring charges.

Net Income Attributable to Noncontrolling Interests. Net income attributable to noncontrolling interests was $3.3 million, $3.6 million and $2.4 million for 2008, 2007 and 2006, respectively.

Liquidity and Capital Resources

Three Months Ended March 31, 2009 and 2008

The following table summarizes our working capital and long-term indebtedness as of March 31, 2009 (in thousands).

Current assets	$694,492
Current liabilities	489,487

Net working capital	$205,005

Long-term indebtedness	$1,053,867

The following table summarizes our statement of cash flows of for the three months ended March 31, 2009 (in thousands).

Net cash provided by operating activities	$31,027
Net cash used in investing activities	(15,342)
Net cash used in financing activities	(11,318)

Net decrease in cash and equivalents	4,367

Cash and equivalents:
December 31, 2008	104,476

March 31, 2009	$108,843

Cash Flows from Operating Activities

During the three months ended March 31, 2009, we generated $27.0 million in cash flow from operations compared to $50.9 million during the three months ended March 31, 2008. The decrease in operating cash flow in 2009 was primarily due to lower rebate collections, and the timing of their distribution to affiliated physicians, associated with the conversion of rebates to discounts by certain pharmaceutical manufacturers.

Cash Flows from Investing Activities

During the three months ended March 31, 2009, we used $15.3 million for investing activities. Cash flow for investing activities relate primarily to $16.0 million in capital expenditures, including $9.7 million relating to the development and construction of cancer centers and $6.3 million for maintenance capital expenditures.

During the three months ended March 31, 2008, we used $57.4 million for investing activities. The investments consisted primarily of $23.6 million in capital expenditures, including $11.8 million relating to the development and construction of cancer centers and $11.7 million for maintenance capital expenditures. Also during the three months ended March 31, 2008, we funded $36.0 million of cash consideration (as well as $32.7 million of notes issued) to affiliating physicians.

Cash Flows from Financing Activities

During the three months ended March 31, 2009, $11.3 million was used in financing activities which relates primarily to the repayments of physician notes issued in connection with practice affiliations from the previous year. Cash flow used by us for financing activities also includes a distribution of $4.1 million to our parent company to finance the payment of interest on the Holdings notes and to settle amounts due under its interest rate swap agreement.

During the three months ended March 31, 2008, $2.3 million was used in financing activities which relates primarily to repayments made on the existing senior secured credit facility.

Earnings before Interest, Taxes, Depreciation and Amortization

“EBITDA” represents net income before interest and other expense, net, taxes, depreciation, and amortization (including amortization of stock-based compensation), and other income (expense). EBITDA is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”); rather it is derived from relevant items in our GAAP-based financial statements. A reconciliation of EBITDA to the condensed consolidated statement of operations and comprehensive income (loss) and the condensed consolidated statement of cash flows is included in this document.

We believe EBITDA is useful to investors in evaluating the value of companies in general, and in evaluating the liquidity of companies with debt service obligations and their ability to service their indebtedness. Management uses EBITDA as a key indicator to evaluate liquidity and financial condition, both with respect to the business as a whole and with respect to individual sites in our network. Our senior secured credit facility also requires that we comply on a quarterly basis with certain financial covenants that include EBITDA as a financial measure. As of March 31, 2009, our existing senior secured credit facility required that we maintain an interest coverage ratio (interest expense divided by EBITDA, as defined by the indenture) of at least 2.00:1 and a leverage ratio (indebtedness divided by EBITDA, as defined by the indenture) of no more than 5.60:1. Both of these covenants become more restrictive over time and, at maturity in 2011, the minimum interest coverage ratio required will be at least 2.50:1 and the maximum leverage ratio may not be more than 4.75:1. For more information regarding our use of EBITDA and its limitations, see “Discussion of Non-GAAP Information.”

The following table reconciles net income (loss) as shown in our condensed consolidated statement of operations and comprehensive income (loss) to EBITDA, and reconciles EBITDA to net cash provided by operating activities as shown in our condensed consolidated statement of cash flows (in thousands):

	Three Months Ended March 31,
	2009	2008
Net income (loss)	$1,776	$(377,359)
Interest expense, net	22,622	24,200
Income tax (benefit) provision	3,604	(922)
Depreciation and amortization	25,098	25,754
Amortization of stock compensation	569	555
Other income (expense)	—	(1,371)

EBITDA	53,669	(329,143)
Impairment and restructuring charges	1,409	381,306
Changes in assets and liabilities	(3,205)	24,039
Deferred income taxes	5,380	(2,060)
Interest expense, net	(22,622)	(24,200)
Income tax benefit (provision)	(3,604)	922

Net cash provided by operating activities	$31,027	$50,864

Segment Information

Following is the EBITDA for our operating segments for the three months ended March 31, 2009 and 2008 (in thousands):

	Three Months Ended March 31, 2009
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$429,162	$—	$562,430	$—	$—	$(428,512)	$563,080
Service revenues	152,768	92,317	15,173	19,223	—	—	279,481

Total revenues	581,930	92,317	577,603	19,223	—	(428,512)	842,561
Operating expenses	(565,371)	(70,435)	(555,944)	(16,846)	(33,066)	428,512	(813,150)
Impairment and restructuring charges	(167)	—	—	—	(1,242)	—	(1,409)

Income (loss) from operations	16,392	21,882	21,659	2,377	(34,308)	—	28,002
Add back:
Depreciation and amortization	—	9,376	707	80	14,935	—	25,098
Amortization of stock-based compensation	—	—	—	—	569	—	569

EBITDA	$16,392	$31,258	$22,366	$2,457	$(18,804)	$—	$53,669

	Three Months Ended March 31, 2008
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$403,314	$—	$595,870	$—	$—	$(455,923)	$543,261
Service revenues	149,441	90,091	14,752	13,062	—	—	267,346

Total revenues	552,755	90,091	610,622	13,062	—	(455,923)	810,607
Operating expenses	(534,146)	(68,313)	(589,196)	(14,029)	(34,992)	455,923	(784,753)
Impairment and restructuring charges	(380,080)	—	—	—	(1,226)	—	(381,306)

Income (loss) from operations	(361,471)	21,778	21,426	(967)	(36,218)	—	(355,452)
Add back:
Depreciation and amortization	—	9,337	1,313	100	15,004	—	25,754
Amortization of stock-based compensation	—	—	—	—	555	—	555

EBITDA	$(361,471)	$31,115	$22,739	$(867)	$(20,659)	$—	$(329,143)

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (Pharmaceutical Services segment) to our practices affiliated under CSAs (Medical Oncology segment).

Below is a discussion of EBITDA generated by our three primary operating segments. Please refer to “—Results of Operations” for a discussion of our consolidated results presented in accordance with generally accepted accounting principles.

Medical Oncology Services. Medical Oncology Services EBITDA for the three months ended March 31, 2009 increased $377.9 million compared to the three months ended March 31, 2008 due to a $380.0 million non-cash impairment charge to goodwill (see “—Results of Operations—Impairment and Restructuring Charges”). The remaining $2.1 million decrease was due to reduced ESA utilization and declining reimbursement, particularly due to increasing patient responsibility for treatment costs, which more than offset earnings associated with revenue growth.

Cancer Center Services. Cancer Center Services EBITDA for the three months ended March 31, 2009 of $31.3 million was comparable to EBITDA of $31.1 million for the three months ended March 31, 2008. Radiation volumes continue to shift toward advanced targeted radiation therapies. Targeted therapies (such as IMRT, IGRT, mammosite and brachytherapy) enhance patient care by providing more intense radiation treatment to the tumor site while reducing damage to the surrounding healthy tissue. These treatment modalities generally have fewer sessions throughout the course of treatment than conventional radiation but are reimbursed at higher rates. For example, due to improved screening and awareness, breast cancer is increasingly diagnosed in the early stages and may be treated through mammosite radiation therapy, which uses an internal radiation source rather than an external beam. Mammosite radiation therapy typically requires about one third of treatment sessions necessary under conventional radiation therapy but has approximately the same total reimbursement.

Pharmaceutical Services. Pharmaceutical Services EBITDA was $22.4 million for the three months ended March 31, 2009, a decrease of $0.3 million from the three months ended March 31, 2008, as lower pharmaceutical volumes were partially offset by EBITDA increases from our informatics, specialty pharmacy and reimbursement support services.

Research and Other. During the three months ended March 31, 2009, EBITDA from research and other services was $2.5 million, an increase of $3.3 million from the three months ended March 31, 2008. The increase as compared to the three months ended March 31, 2008, reflects our strategy to expand the existing research network, launch a contract research organization, and create aligned incentives with participating physicians that encourage long-term value creation. As a result, a portion of the incentives expensed in 2008 will not be paid in 2009 but, rather, may become available through a new, long-term incentive program. In addition, because the new incentive programs focus on long-term growth, the related expense in the three months ended March 31, 2009 is lower than in prior periods.

Years ended December 31, 2008, 2007 and 2006

The following table summarizes our working capital and long-term indebtedness as of December 31, 2008 and 2007 (in thousands).

	2008	2007
Current assets	$716,969	$758,695
Current liabilities	518,353	556,463

Net working capital	$198,616	$202,232

Long-term indebtedness	$1,061,133	$1,031,569

The following table summarizes our cash flows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net cash provided by operating activities	$141,487	$198,030	$43,639
Net cash used in investing activities	(137,004)	(93,170)	(110,768)
Net cash provided by (used in) financing activities	(49,263)	(237,370)	223,058

Net increase (decrease) in cash and equivalents	(44,780)	(132,510)	155,929
Cash and equivalents, beginning of period	149,256	281,766	125,837

Cash and equivalents, end of period	$104,476	$149,256	$281,766

Cash Flows from Operating Activities

We generated cash flow from operations of $141.5 million during 2008 compared to $198.0 million during 2007. The decrease in operating cash flow is primarily due to purchases made under new generic drug inventory management programs as well as higher working capital requirements associated with revenue growth and increasing network volumes. At December 31, 2007, other receivables include amounts due from one manufacturer that represent nearly 90%, or $86.5 million, of our other receivables. Effective October 7, 2008, this manufacturer converted a substantial portion of rebates to discounts which impact cash flow upon invoicing from the manufacturer. At December 31, 2008, this manufacturer balance decreased by $74.6 million, from December 31, 2007, as a result. These decreases were offset by related increases in amounts paid to physicians.

The increase in operating cash flow in 2007 compared to $43.6 million in 2006 was primarily due to increased receivable collections during 2007 and working capital investments during 2006, principally for inventory and accounts payable at our distribution center.

Cash Flows from Investing Activities

During the year ended December 31, 2008, cash used for investing activities was $137.0 million compared to $93.2 million for investing activities in 2007. The increase was due to $52.5 million in cash consideration paid for practice affiliations in 2008. During the year ended December 31, 2008, capital expenditures were $88.7 million, including $57.8 million relating to the development and construction of cancer centers. Capital expenditures for maintenance were $28.8 million.

During the year ended December 31, 2007, cash used for investing activities was $93.2 million compared to $110.8 million in 2006. The decrease was primarily due to the purchase of AccessMed for $31.4 million in 2006 partially offset by increased capital expenditures in 2007. During the year ended December 31, 2007, capital expenditures were $90.9 million, including $40.9 million relating to the development and construction of cancer centers. Capital expenditures for maintenance were $47.1 million. Also during 2007, we funded a $4.7 million investment in a joint venture in which an affiliated practice and a hospital system provide radiation therapy services.

Cash Flows from Financing Activities

During the year ended December 31, 2008, $49.3 million was used in financing activities which relates primarily to repayments made on the existing senior secured credit facility, including a payment of $29.4 million due under the “excess cash flow” provision of our senior secured facility which was paid in April, 2008. Cash flow used for financing activities also includes a distribution of $13.0 million to our parent company to finance the payment of interest on the Holdings notes and to settle amounts due under its interest rate swap agreement.

During the year ended December 31, 2007, $237.4 million was used in financing activities. In January 2007, we used $150.0 million proceeds from a private placement of preferred and common stock of Holdings, along with $40.0 million in cash, to pay a $190.0 million dividend to shareholders of record immediately prior to the offering. Cash used in financing activities also includes $10.1 million for scheduled repayments of indebtedness. Cash flow used for financing activities also includes distributions of $34.9 million to our parent company to finance the payment of interest obligations on the Holdings notes.

Earnings Before Interest, Taxes, Depreciation and Amortization

The following table reconciles net income as shown in our consolidated statement of operations and comprehensive income to EBITDA, and reconciles EBITDA to net cash provided by operating activities as shown in our consolidated statement of cash flows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Net income (loss)	$(367,166)	$10,805	$44,413
Interest expense, net	92,757	95,342	92,870
Income taxes	6,351	7,447	27,509
Depreciation and amortization	102,807	89,331	83,334
Amortization of stock compensation	2,103	753	2,149
Other (income) expense	(2,213)	—	—

EBITDA	(165,361)	203,678	250,275
Loss on early extinguishment of debt	—	—	—
Impairment, restructuring and other charges, net	384,929	15,126	—
Changes in assets and liabilities	19,533	81,023	(90,679)
Deferred income taxes	1,494	992	4,422
Interest expense, net	(92,757)	(95,342)	(92,870)
Income taxes	(6,351)	(7,447)	(27,509)

Net cash provided by operating activities	$141,487	$198,030	$43,639

Segment Information. The table below presents information about reported segments for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Year Ended December 31, 2008
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$1,658,484	$—	$2,426,155	$—	$—	$(1,859,935)	$2,224,704
Service revenues	592,890	367,062	60,530	58,991	—	—	1,079,473

Total revenues	2,251,374	367,062	2,486,685	58,991	—	(1,859,935)	3,304,177
Operating expenses	(2,178,154)	(279,063)	(2,391,050)	(64,118)	(137,069)	1,859,935	(3,189,519)
Impairment and restructuring charges	(380,018)	(150)	—	—	(4,761)	—	(384,929)

Income (loss) from operations	(306,798)	87,849	95,635	(5,127)	(141,830)	—	(270,271)
Add back:
Depreciation and amortization	—	37,916	4,332	374	60,185	—	102,807
Amortization of stock-based compensation	—	—	—	—	2,103	—	2,103

EBITDA	$(306,798)	$125,765	$99,967	$(4,753)	$(79,542)	$—	$(165,361)

	Year Ended December 31, 2007
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$1,541,186	$—	$2,200,178	$—	$—	$(1,771,258)	$1,970,106
Service revenues	547,000	349,900	82,583	51,189	—	—	1,030,672

Total revenues	2,088,186	349,900	2,282,761	51,189	—	(1,771,258)	3,000,778
Operating expenses	(2,008,528)	(262,190)	(2,191,828)	(51,982)	(128,788)	1,771,258	(2,872,058)
Impairment and restructuring charges	(1,552)	(4,235)	—	—	(9,339)	—	(15,126)

Income (loss) from operations	78,106	83,475	90,933	(793)	(138,127)	—	113,594
Add back:
Depreciation and amortization	—	39,131	5,196	542	44,462	—	89,331
Amortization of stock-based compensation	—	—	—	—	753	—	753

EBITDA	$78,106	$122,606	$96,129	$(251)	$(92,912)	$—	$203,678

	Year Ended December 31, 2006
	Medical Oncology Services	Cancer Center Services	Pharmaceutical Services	Research/ Other	Corporate Costs	Eliminations(1)	Total
Product revenues	$1,518,975	$—	$1,945,018	$—	$—	$(1,641,852)	$1,822,141
Service revenues	561,459	323,917	50,646	53,220	—	—	989,242

Total revenues	2,080,434	323,917	1,995,664	53,220	—	(1,641,852)	2,811,383
Operating expenses	(1,955,969)	(246,363)	(1,915,906)	(53,177)	(117,028)	1,641,852	(2,646,591)

Income (loss) from operations	124,465	77,554	79,758	43	(117,028)	—	164,792
Add back:
Depreciation and amortization	—	38,423	3,960	871	40,080	—	83,334
Amortization of stock-based compensation	—	—	—	—	2,149	—	2,149

EBITDA	$124,465	$115,977	$83,718	$914	$(74,799)	$—	$250,275

(1)	Eliminations represent the sale of pharmaceuticals from our distribution center (pharmaceutical services segment) to our affiliated practices (medical oncology segment).

Below is a discussion of EBITDA generated by our three primary operating segments. Please refer to “—Results of Operations” for a discussion of our consolidated results presented in accordance with generally accepted accounting principles.

Medical Oncology Services. Medical Oncology Services EBITDA for the year ended December 31, 2008 decreased $384.9 million compared to the year ended December 31, 2007, primarily due to a $380.0 million non-cash impairment charge to goodwill in 2008 compared to a $1.6 million impairment charge in the prior year (see “—Results of Operations—Impairment and Restructuring Charges”). The remaining $6.0 million decrease was due to reduced utilization of ESAs, increased drug costs and the impact of contractual amendments in 2007 partially offset by revenue growth due to the increase in physicians affiliated under comprehensive services agreements.

Medical Oncology Services EBITDA for the year ended December 31, 2007 decreased $46.4 million, or 37.2 percent, compared to the year ended December 31, 2006. The EBITDA decrease is primarily due to reduced utilization of ESAs and the management fee revisions discussed previously (see “—Results of Operations—Revenue—Medical Oncology Services”), the elimination of payments by Medicare to oncologists for providing certain patient care information effective January 1, 2007 and financial support provided to two affiliated practices experiencing operational challenges. The impact on drug margin of reduced utilization of supportive care drugs was partially offset by lower drug costs resulting from the renegotiation of certain manufacturer discounts and rebates. In addition, the year ended December 31, 2007 included a $1.6 million impairment charge recorded in the medical oncology services segment.

Cancer Center Services. Cancer Center Services EBITDA for the year ended December 31, 2008 was $125.8 million, representing an increase of 2.6 percent over the year ended December 31, 2007. As discussed previously (see “—Results of Operations—Revenue—Cancer Center Services”), the revenue increase reflects higher volumes, an increase in physicians affiliated under CSAs, and continued migration toward advanced targeted radiation therapies. Partially offsetting the revenue growth and the impact of $4.2 million in impairment and restructuring charges in the prior year, were reduced management fees due to contractual amendments in 2007.

Cancer Center Services EBITDA for the year ended December 31, 2007 was $122.6 million, representing an increase of 5.7 percent over the year ended December 31, 2006. This increase reflects a 3.2 percent increase in radiation treatments and diagnostic radiology procedures over the same period in the prior year which were partially offset by reduced Medicare reimbursement for diagnostic radiology services effective January 1, 2007. EBITDA increased at a rate greater than treatment volumes as a result of expanding services in advanced targeted radiation therapies, such as image guided radiation therapy IGRT and brachytherapy administered by network physicians, which are reimbursed at higher rates than conventional radiation therapy. Partially offsetting the increase was $4.2 million in impairment and restructuring charges recorded during the year ended December 31, 2007 (see “—Results of Operations—Impairment and Restructuring Charges”).

Pharmaceutical Services. Pharmaceutical services EBITDA was $100.0 million for the year ended December 31, 2008, an increase of $3.8 million, or 4.0 percent, over the year ended December 31, 2007. Pharmaceutical services EBITDA was $96.1 million for the year ended December 31, 2007, an increase of $12.4 million, or 14.8 percent, over the year ended December 31, 2006. The increase in both periods is consistent with the revenue increase driven by the increase in physicians affiliated through comprehensive service and oncology pharmaceutical services agreements which more than offset the impact of reduced ESA utilization.

Anticipated Capital Requirements

We currently expect our principal uses of funds in the near future to be the following:

•	Payments for acquisition of assets and additional consideration in connection with new practice affiliations under CSAs;

•	Purchase of real estate and medical equipment for the development of new cancer centers, as well as installation of upgraded and replacement medical equipment at existing centers;

•	Funding of working capital;

•	Investments in information systems, including systems related to our electronic medical record product, iKnowMed;

•	Debt service requirements on our outstanding indebtedness; and

•	Payments made for possible acquisitions to support strategic initiatives or capital investments in new businesses, such as Innovent.

For all of 2009, we anticipate spending $75 to $90 million for the development of cancer centers, purchases of clinical equipment, investments in information systems and other capital expenditures. While we have traditionally focused on disciplined use of its capital, we expect to reduce our historic levels of capital investment as a mechanism to preserve cash given the current instability in the credit and financial markets.

As of May 6, 2009, we had cash and cash equivalents of $92.3 million and $136.1 million available under our $160.0 million existing senior secured revolving credit facility (which had been reduced by outstanding letters of credit, totaling $23.9 million).

We expect to fund our current capital needs with (i) cash flow generated from operations, (ii) borrowings under our existing senior secured revolving credit facility, (iii) lease or purchase money financing for certain equipment purchases and (iv) indebtedness to physicians in connection with new affiliations. Our success in implementing our capital plans could be adversely impacted by poor operating performance which would result in reduced cash flow from operations. In addition, to the extent that poor performance or other factors impact our compliance with financial and other covenants under our existing senior secured revolving credit facility, our ability to borrow under that facility or to find other financing sources could be limited. Furthermore, capital at financing terms satisfactory to management may be limited, due to market conditions or operating performance.

We and our subsidiaries, affiliates (subject to certain limitations imposed by existing indebtedness) or significant shareholders, in their sole discretion, may from time to time, purchase, redeem, exchange or retire any of our outstanding debt in open market purchases (privately negotiated or open market transactions) or otherwise. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Indebtedness

We have a significant amount of indebtedness. On March 31, 2009, we had indebtedness of approximately $1,067.4 million (including current maturities of $13.5 million).

As of March 31, 2009 and December 31, 2008, our long-term indebtedness consisted of the following (in thousands):

	March 31, 2009	December 31, 2008
Senior Secured Credit Facility(1)	$436,666	$436,666
9.0% Senior Notes, due 2012(2)	300,000	300,000
10.75% Senior Subordinated Notes, due 2014	275,000	275,000
9.625% Senior Subordinated Notes, due 2012	3,000	3,000
Subordinated notes	28,595	34,956
Mortgage, capital lease obligations and other	24,150	22,188

	1,067,411	1,071,810
Less current maturities	(13,544)	(10,677)

	$1,053,867	$1,061,133

(1)	The existing term loan credit facility will be retired with the proceeds of this offering. Currently there are no amounts outstanding pursuant to our existing senior secured revolving credit facility.
(2)	The existing senior notes will be amended to add the same security that will secure our obligations under the notes offered hereby. The existing senior notes will share ratably in all collateral that secures the notes offered hereby.

At inception, our existing senior secured credit facility provided for financing of up to $560.0 million and was later increased to $660.0 million. The facility currently consists of a $160.0 million revolving credit facility and a $500.0 million term loan facility. The existing senior secured revolving credit facility includes a letter of credit sub-facility and a swingline loan sub-facility that will terminate on August 20, 2010. Borrowings under the existing senior secured revolving credit facility and the term loans bear interest, at our option, equal to either an alternate base rate or an adjusted London Interbank Offered Rate, or LIBOR, for a one, two, three or six month interest period chosen by us (or a nine or 12 month period if all lenders agree to make an interest period of such duration available) in each case, plus an applicable margin percentage. Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans. As of March 31, 2009, the alternate base rate is the greater of (i) the prime rate or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York. The adjusted LIBOR is based upon offered rates in the London interbank market. Currently, the applicable margin percentage is a percentage per annum equal to (i) 1.75% for alternate base rate term loans, (ii) 2.75% for adjusted LIBOR term loans, (iii) 1.75% for alternate base rate revolving loans and (iv) 2.75% for adjusted LIBOR revolving loans. The applicable margin percentage under the existing senior secured revolving credit facility and term loan facility are subject to adjustment based upon the ratio of our total indebtedness to our consolidated EBITDA (as defined in the credit agreement). At March 31, 2009, no amounts had been borrowed under our existing senior secured revolving credit facility. At March 31, 2009, $138.1 million was available for borrowing as the availability had been reduced by outstanding letters of credit amounting to $21.9 million. This entire amount is available to be drawn without violating leverage ratio requirements under financial covenants as of March 31, 2009. The term loan facility matures on August 20, 2011, with four quarterly installments of approximately $110 million each beginning on September 30, 2010. The amount outstanding under the term loan was $436.7 million as of March 31, 2009. No additional amounts may be borrowed under the term loan facility.

Our existing senior secured credit facility and indentures governing our existing notes contain affirmative and negative covenants, including the maintenance of certain financial ratios, restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness, prohibitions on the payment of dividends and other customary restrictions. Events of default under our senior secured credit facility and indentures generally include cross-defaults to all material indebtedness, including each of those financings. Substantially all of our assets, including certain real property, are pledged as security under the senior secured credit facility.

Our existing senior secured credit facility contains the most restrictive covenants related to our indebtedness and requires us to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which become more restrictive over time. At March 31, 2009, the terms of the senior secured credit facility required that we maintain a minimum interest coverage ratio of 2.00:1 and maximum leverage ratio of 5.60:1. As of March 31, 2009, the minimum interest coverage ratio and maximum leverage ratio, as calculated under the terms of the senior secured credit facility, were 2.55:1 and 4.97:1, respectively. The ratios become more restrictive (generally on a quarterly basis) and, at maturity in 2011, the minimum interest coverage ratio required must be at least 2.50:1 and the maximum leverage ratio may not be more than 4.75:1. Based on our current capital structure and the adjustments to covenant levels in the senior secured credit facility, we believe that we must maintain a minimum EBITDA of approximately $205 million to remain in compliance with these covenants through March 31, 2010. Borrowings under our senior secured credit facility bear interest at a variable market interest rate. A sustained increase in market interest rates may negatively impact our ability to maintain compliance with the interest coverage covenant.

In addition, our existing senior secured credit facility includes various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under our senior secured credit facility are entitled to take various actions, including the acceleration of amounts due under our senior secured credit facility and all actions permitted to be taken by a secured creditor. We are currently in compliance with covenants under our senior secured credit facility and indentures and expect to remain in compliance through at least March 31, 2010.

In August 2004, we issued $575.0 million in unsecured notes. The unsecured notes consist of $300.0 million in our existing 9% senior notes due 2012 and $275.0 million in our existing 10.75% senior subordinated notes due 2014. The sale of the unsecured notes was exempt from registration under the Securities Act. The unsecured notes contain affirmative and negative covenants, including restrictions on sales, leases or other dispositions of property, restrictions on other indebtedness, prohibitions on the payment of dividends and other customary restrictions. Events of default under the unsecured notes include cross-defaults to all material indebtedness.

Scheduled Maturities

The maturities of our existing senior notes, our existing 10.75% senior subordinated notes and our existing 9.625% senior subordinated notes are August 15, 2012, August 15, 2014 and February 1, 2012, and all outstanding loans under our existing senior secured revolving credit facility will be due and payable on August 20, 2010 and all outstanding term loans under our existing senior secured credit facility will be due in four quarterly installments of approximately $110 million each beginning September 30, 2010 and concluding on August 20, 2011. In addition, the maturity of the existing senior unsecured floating rate toggle notes of Holdings is March 15, 2012. Based on our financial projections, we will not be able to satisfy all of our and Holdings’ scheduled maturities through cash on hand and cash generated through operations. Maturities during the year ending December 31, 2012 include $300.0 million of our existing senior notes, $3.0 million of our existing 9.625% senior subordinated notes and $475.6 million of Holdings’ existing senior unsecured floating rate toggle notes. Based on LIBOR rates as of March 31, 2009, if Holdings were to settle all future interest payments in kind, the principal balance of Holdings’ existing notes would be approximately $600 million upon maturity in 2012.

We will be dependent upon our ability to obtain external capital to satisfy our existing notes and Holdings notes maturing in 2012. We intend to seek additional financing to satisfy our capital needs by accessing the public or private equity markets, refinancing these obligations through issuance of new indebtedness, modifying the terms of existing indebtedness or through a combination of these alternatives. There can be no assurance that additional financing, if available, will be made on terms acceptable to us. Our ability and Holdings’ ability to complete a refinancing of any of such indebtedness is subject to a number of conditions beyond our control. If we or Holdings are unable to refinance this indebtedness, our alternatives would consist of negotiating an extension of our existing senior secured revolving credit facility with the lenders and seeking or raising new capital. If we or Holdings are unsuccessful, the lenders under our existing senior secured revolving credit facility, the holders of any of our existing notes and the holders of Holdings’ existing notes could demand repayment of the indebtedness owed to them on the relevant maturity date.

Following the Issuance of the Notes

Following the issuance of the notes, we intend to fund our ongoing capital and working capital requirements through a combination of cash flows from operations and borrowings under our existing senior secured revolving credit facility. We intend to use the proceeds from the offering of the notes to retire our existing term loan credit facility.

In connection with issuance of the notes offered hereby, our existing senior secured credit facility will be terminated and our existing senior secured revolving credit facility will be amended to permit the issuance of the notes and the security interests in the notes and our existing senior notes. See “Description of Other Indebtedness—Our Existing Senior Secured Revolving Credit Facility.” We have also received a commitment letter pursuant to which Deutsche Bank Trust Company Americas, JPMorgan Chase Bank N.A., Morgan Stanley Senior Funding and Wells Fargo Bank, N.A. are to provide U.S. Oncology with a $100.0 million revolving credit facility which will replace our existing senior secured revolving credit facility and provide us with funds for working capital and general corporate purposes.

The new senior secured revolving credit facility as proposed will (1) mature in August 2012 (or, if our existing senior notes are not repaid, July 2012), (2) provide for financial covenants to be determined by mutual agreement (which covenants may restrict our ability to access the full amount available under the facility), and (3) will be guaranteed by all existing and future wholly-owned domestic subsidiaries.

The execution of the new senior secured revolving credit facility is contingent upon certain conditions, including the consummation of the issuance of the notes offered hereby. There is no assurance that we will satisfy these conditions.

In connection with the issuance of the notes offered hereby, our existing senior notes will be amended to add the same security that will secure our obligations under the notes offered hereby. The existing senior notes will share ratably in all collateral that secures the notes offered hereby.

Holdings Indebtedness

We are a wholly owned subsidiary of Holdings. Currently, Holdings’ principal asset is 100% of the shares of our common stock and Holdings conducts all of its business through us and our subsidiaries.

On March 13, 2007, Holdings issued $425.0 million of its existing senior unsecured floating rate toggle notes, due 2012, or the Holdings notes. Holdings’ existing notes are senior unsecured obligations of Holdings. Holdings may elect to pay interest on its existing notes entirely in cash, by increasing the principal amount of the notes, or PIK interest, or by paying 50% in cash and 50% by increasing the principal amount of the notes. We do not expect to service Holdings’ existing notes in cash and, accordingly, the outstanding balance that will mature on March 15, 2012 will likely be increased due to the issuance of additional notes to settle interest obligations. Assuming that we elect to settle all future interest payments in kind, and that LIBOR interest rates do not change significantly from current levels, the principal amount of Holdings’ existing notes could increase to approximately $600 million at maturity.

Also, in connection with issuing Holdings’ existing notes, Holdings entered into an interest rate swap agreement, with a notional amount of $425.0 million, fixing the LIBOR base rate at 4.97% through the term of the notes. Unlike interest on Holdings’ existing notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash.

Holdings depends on us and our subsidiaries, who conduct the operations of the business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on its existing notes and obligations on its interest rate swap agreement. However, we are not obligated to make funds available to Holdings for payment on the Holdings’ notes and interest rate swap. The terms of the indenture governing the notes will restrict (subject to the ability to make payments to Holdings to service its interest rate swap), and the terms of our existing senior secured revolving credit facility and the terms of the indentures governing our existing senior notes and our existing 10.75% senior subordinated notes restrict, us and certain of our subsidiaries from, in each case, paying dividends or otherwise transferring assets to Holdings. Such restrictions include, among others, financial covenants, prohibition of dividends in the event of default and limitations on the total amount of dividends and other restricted payments. In addition, legal and contractual restrictions in agreements governing other current and future indebtedness, as well as financial condition and operating requirements of Holdings’ subsidiaries, currently limit and may, in the future, limit Holdings’ ability to obtain cash from us. The earnings from, or other available assets of us, may not be sufficient to pay dividends or make distributions or loans to enable Holdings to make cash payments of interest in respect of its obligations when such payments are due.

As of March 31, 2009, we had the ability to make approximately $26.4 million in restricted payments (including payments to Holdings to service its obligations), which amount increases based on capital contributions to us and by 50 percent of our net income and is reduced by i) the amount of any restricted payments made and ii) our net losses, excluding certain non-cash charges such as the $380.0 million goodwill impairment during the three months ended March 31, 2008. Delaware law also requires that we be solvent both at the time, and immediately following, a restricted payment to Holdings. Because Holdings relies on dividends from us to fund cash interest payments on its existing senior unsecured floating rate toggle notes, in the event that such restrictions prevent us from paying such a dividend, Holdings would be unable to pay interest on such notes in cash and would instead be required to pay PIK interest. Unlike interest on Holdings’ existing notes, which may be settled in cash or through the issuance of additional notes, payments due to the swap counterparty must be made in cash. As a result of the current and projected low interest rate environment, and the related expectation that Holdings will continue to be net payer on the interest rate swap, we believe that cash payments for the interest rate swap obligations will reduce the availability under the restricted payments provisions in our indebtedness to a level that additional payments for cash interest for Holdings’ existing notes may not be prudent and therefore, no longer remain probable.

In the event amounts available under the restricted payments provision are insufficient for us to service Holdings’ obligations, including any obligation related to the interest rate swap, we may be required to arrange a capital infusion and use such proceeds to satisfy these obligations. There can be no assurance that additional financing, if available, will be made on terms that are acceptable to us. We expect Holdings to issue $18.4 million in new senior unsecured floating rate toggle notes to settle the interest due in September 2009 on its existing notes. In addition, it is required to pay $6.6 million to settle the obligation under the interest rate swap agreement for the interest period ending September 15, 2009. During the three months ended March 31, 2009, we paid dividends in the amount of $4.1 million to Holdings to finance obligations related to its existing notes and interest rate swap.

Based on our financial projections, we will not be able to satisfy all scheduled maturities through cash on hand and cash generated through operations. Maturities during the year ending December 31, 2012 include $475.6 million of Holdings’ existing notes currently outstanding. As noted above, based on LIBOR rates as of March 31, 2009, if we were to settle all future interest payments in kind, the principal balance of the Holdings notes would be approximately $600 million upon maturity in 2012.

Contractual Obligations

The following summarizes our contractual obligations relating to our indebtedness, capital leases, noncancelable leases and outstanding purchase obligations at December 31, 2008. Our contractual obligations related to our indebtedness include both scheduled principal repayments and interest that will accrue on the outstanding principal balance. We have estimated interest obligations on variable rate indebtedness using the base rate in effect as of December 31, 2008, plus the spread paid over that base rate on the related indebtedness. In most circumstances, our variable rate indebtedness bears interest based upon a spread over the six month LIBOR which was 1.75% as of December 31, 2008.

Obligations	2009	2010	2011	2012	2013	Thereafter
	(dollars in thousands)
US Oncology debt and interest payments due	$88,171	$301,828	$287,404	$366,661	$39,176	$309,226
Capital lease payments due	399	566	322	330	339	2,587
Noncancelable operating leases	81,011	71,910	60,308	52,737	45,181	218,209
Reserve for uncertain tax positions	2,173	—	—	—	—	—

Purchase obligations consist of outstanding amounts on purchase orders issued for capital improvements and fixed asset purchases. We do not aggregate purchase orders for purchases other than capital improvements and fixed assets, because the period of time between the date of the commitment and the receipt of the supplier invoice is deemed immaterial. We impose preauthorized limits of authority for all expenditures.

We are obligated to pay $4.5 million under pending construction contracts, which we would expect to pay during 2009, based on the progress of the construction projects.

Off-Balance Sheet Arrangements and Leases

We have no off-balance sheet arrangements, other than noncancelable operating lease commitments entered into in the normal course of business. We lease office space, integrated cancer centers and certain equipment under noncancelable operating lease agreements. As of December 31, 2008, total future minimum lease payments, including escalation provisions and leases with parties affiliated with practices are reflected in the preceding table as noncancelable operating leases. We are a 50% partner in a joint venture which owns real property on which a new headquarters facility has been constructed, which has been leased to us. Our investment in the joint venture through December 31, 2008 was $6.4 million. Our obligations under the lease agreement are included in the amounts shown in the preceding table.